Exhibit 1

Development Bank of Japan Inc.

This description of the Development Bank of Japan Inc. is dated September 29, 2009 and appears as Exhibit 1 to Amendment No. 2 to its Annual Report on Form 18-K filed with the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF DEVELOPMENT BANK OF JAPAN INC.

FURTHER INFORMATION

This document appears as an exhibit to Amendment No. 2 to the Annual Report on Form 18-K of Development Bank of Japan Inc. (“DBJ”) filed with the U.S. Securities and Exchange Commission (the “Commission”). Additional information with respect to DBJ is available in such Amendment No. 2, in the other exhibits to such Amendment No. 2 and in other amendments to such Annual Report. Such Annual Report, Amendment No. 2, exhibits and other amendments may be inspected and copied at the public reference facilities maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330. Copies of such documents may also be obtained from DBJ by telephoning 813-3244-1820. Such Annual Report, Amendment No. 2, exhibits and other amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 29, 2009, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥89.72=$1.00, and the noon buying rate on September 25, 2009 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥89.83=$1.00.

References to fiscal years of DBJ are to the 12-month periods commencing on April 1 of the year indicated, except that references to the fiscal year 2008 refer to (1) the six-month fiscal period ended September 30, 2008 of Development Bank of Japan (the predecessor to DBJ) (the “Predecessor”), which was its last fiscal period, and (2) the six-month fiscal period ended March 31, 2009 of DBJ, which was its first fiscal period.

Unless otherwise indicated, all amounts are presented on a basis consistent with the audited consolidated financial statements of DBJ, which have been prepared in accordance with generally accepted accounting principles in Japan (“Japanese GAAP”) and which are included in this document .

In this document, where information is presented in thousands, millions or billions of yen or thousands, millions or billions of dollars, amounts of less than one thousand, one million or one billion, as the case may be, have been truncated unless otherwise specified. All percentages have been rounded to the nearest percent, one-tenth of one percent or one-hundredth of one percent, as the case may be, except as otherwise indicated. In some cases, figures presented in tables in this document may not add up due to such truncating or rounding.

CAPITALIZATION

The following table sets out the consolidated capitalization and indebtedness of DBJ as of March 31, 2009, which has been extracted without material adjustment from DBJ’s audited consolidated balance sheet as of the same date:

As of March 31, 2009
(millions of yen)
Borrowings:
Debentures(1) (2)	¥3,431,597
Borrowed Money	8,067,892
Corporate Bonds(3) (4)	81,423

Total Borrowings	11,580,913
Equity:
Common Stock:
Authorized — 160,000 thousand shares
Issued and outstanding — 40,000 thousand shares(5)	1,000,000
Capital Surplus(6)	1,157,715
Deficit	(96,363)

Unrealized Loss on Available-for-sale Securities	(1,667)
Deferred Gain on Derivatives under Hedge Accounting	17,182
Foreign Currency Translation Adjustments	3

Subtotal	2,076,870

Minority Interests	9,586
Total Equity	2,086,456

Total Borrowings and Equity	¥13,667,369

Notes:

(1)	“Debentures” means all bonds and notes which were issued previously by the Predecessor and government-guaranteed bonds which were issued by DBJ after October 1, 2008.
(2)	DBJ has issued an aggregate principal amount of ¥50,000 million government-guaranteed bonds since March 31, 2009.
(3)	“Corporate Bonds” means non-guaranteed bonds and notes which were issued by DBJ after October 1, 2008.
(4)	DBJ has issued an aggregate principal amount of ¥108,675 million in non-guaranteed bonds and notes since March 31, 2009.
(5)	On September 24, 2009, DBJ received from the Japanese government (DBJ’s sole shareholder) a capital injection in the aggregate amount of ¥103,232 million.
(6)	Based on a resolution adopted at the general meeting of shareholders held on June 26, 2009, DBJ covered retained losses by transferring capital reserves to other capital surplus and transferring other capital surplus to earned surplus carried forward.
(7)	Other than as described above, there has been no material change in DBJ’s capitalization and indebtedness since March 31, 2009.

RECENT DEVELOPMENTS

Consolidated Results for the Six Months Ended March 31, 2009

Due to the establishment of DBJ on October 1, 2008 and the dissolution of the Predecessor on the same date, no audited financial statements for the 12 months ended March 31, 2009 are available in respect of DBJ. As such, the audited financial information with regard to the Predecessor for the six months ended September 30, 2008, and the audited financial information with regard to DBJ for the six months ended March 31, 2009, are set out in this section. In addition, no financial statements are available in respect of the Predecessor for the six months ended March 31, 2008; as a result, the discussion of the consolidated results for the six months ended March 31, 2009 included in this section does not contain comparisons with the consolidated results for previous periods.

The following table sets out selected historical audited consolidated financial information of the Predecessor (in the case of (i) and (ii)) and DBJ (in the case of (iii)) for (i) the year ended March 31, 2008, (ii) the six-month financial period ended September 30, 2008, and (iii) the six-month financial period ended March 31, 2009, prepared in accordance with Japanese GAAP:

		Six Months Ended
	Year Ended March 31, 2008	September 30, 2008	March 31, 2009
		(in millions of yen)
Total Income	¥374,705	¥165,589	¥154,831
Interest Income	313,618	141,788	135,793
Fees and Commissions	4,995	3,037	4,646
Other Operating Income	534	1,699	719
Other Income	55,557	19,064	13,672
Total Expenses	322,869	194,670	272,952
Interest Expense	209,382	91,936	84,118
Fees and Commissions	29	5	142
Other Operating Expenses	21,721	7,048	11,090
General and Administrative Expenses	29,909	16,454	17,803
Other Expenses	61,826	79,226	159,798
Income (Loss) before Income Taxes and Minority Interests	51,835	(29,081)	(118,120)
Net Income (Loss)	52,608	(28,651)	(128,342)

DBJ’s consolidated net interest income for the six months ended March 31, 2009 amounted to ¥51,675 million, while its consolidated net fees and commissions income for the same period amounted to ¥4,503 million. However, due to valuation losses recorded (principally relating to financial derivative product expenses caused by valuation losses on credit default swaps and currency swaps) as a result of the financial crisis, other operating expenses amounted to ¥10,371 million.

Due to the worsening of economic conditions, DBJ incurred significant credit costs in the six months ended March 31, 2009, including increases in allowance for loan losses, investment-related losses, fund-related losses as well as impairment of certain assets, which are accounted for in “Other Expenses” in the table shown above. As a result, loss before income taxes and minority interests amounted to ¥118,120 million for the period. Upon DBJ becoming a joint stock corporation on October 1, 2008, it became liable to payment of Japanese taxes. For the six months ended March 31, 2009, net income taxes amounted to ¥13,529 million. As a result, for the six months ended March 31, 2009, DBJ’s net loss amounted to ¥128,342 million.

Capital Ratio

As of March 31, 2009, DBJ’s consolidated total capital ratio as measured pursuant to the standards (international standards) established by the Japanese Ministry of Finance and the Japanese Financial Services Agency, which are based on the standards proposed by the Bank for International Settlements (the “consolidated total capital ratio”), came to 18.87 per cent.

Recent Developments Regarding Privatization of DBJ

DBJ was established on October 1, 2008 (by having transferred to it materially all of the assets of the Predecessor by way of contribution in kind and assuming materially all of the rights and all of the liabilities of the Predecessor) pursuant to the Development Bank of Japan Inc. Law (Law No. 85 of 2007, as amended) (the “DBJ Law”), which was passed by the Japanese Diet at its ordinary session on June 6, 2007 and came into effect on June 13, 2007, as part of the reforms of special public institutions promulgated by the Japanese Government under the Law Concerning Promotion of Administrative Reform for Realizing the Simple and Effective Government (Law No. 47 of 2006, as amended), which was approved by the Japanese Diet in May 2006.

As originally enacted, the DBJ Law contemplated full privatization of DBJ over a period of approximately five to seven years from its establishment on October 1, 2008. During that time period, the DBJ Law (as originally enacted) provided that the Japanese Government would dispose of all of the common stock of DBJ that it currently owns (the “full privatization”), and that steps would be taken to abolish the DBJ Law promptly after the full privatization.

In order to make a smooth transition from the financing structure of the Predecessor that relied primarily on financing backed by the Japanese Government credit to a stable financing structure without such backing, during the transition period DBJ is permitted to borrow from the Japanese Government and to issue government-guaranteed bonds. Also, the Japanese Government’s guarantee of the Predecessor’s guaranteed bonds has continued (and will continue) unchanged after its obligations and liabilities thereunder were transferred to DBJ.

Currently, DBJ’s crisis response business is active (see “Business – Operations – Crisis Response Business”), following the global financial and economic crises being experienced since autumn 2008. Against such background, on June 26, 2009, the Japanese Diet approved the Law for Partial Amendment of the Development Bank of Japan Inc. Law (Law No. 67 of 2009, as amended) (the “Amendment Law”), which, as part of the response to economic and financial crises promulgated by the Japanese Government, enables the Japanese Government to strengthen DBJ’s financial base through capital injections up to the end of March 2012. In addition, the targeted timing for the full privatisation of DBJ has been extended to approximately five to seven years from April 1, 2012 subsequently under the Amendment Law. Further, the Amendment Law provides that the Japanese Government is to review the organisation of DBJ, including the Japanese Government’s holding of DBJ’s share capital, by the end of the fiscal year ending March 31, 2012, and until such time, the Japanese Government will not be disposing of its holding of DBJ’s share capital.

Relevant provisions of the Supplementary Provisions to the DBJ Law after the amendment pursuant to the Amendment Law, and the Supplementary Provisions to the Amendment Law are set out below:

(Excerpt from Supplementary Provisions to the DBJ Law after the amendment pursuant to the Amendment Law)

Article 2	Disposition of Government-Owned Shares

1.	Pursuant to Article 6, Paragraph 2 of the Law Concerning Promotion of Administrative Reform for Realizing the Simple and Effective Government (Law No. 47 of 2006), the Government shall make efforts to reduce the number of shares held by it in the Corporation (hereinafter in the following Paragraph and the Article 3 of the Supplementary Provisions referred to as “Government-Owned Shares”), taking into account the market situation, and shall dispose all of them in approximately five to seven years from April 1, 2012.

Article 2-2	Capital Contribution by the Government

The Government may make capital contributions to the Corporation, to the extent of the amount approved by the budget, whenever the Government deems necessary, until March 31, 2012.

Article 2-3	Issue of the Government Bonds

1.	The Government may issue the Government Bonds to use for securement of capital that become necessary to secure soundness of financial conditions of the Corporation in performing crisis response business set forth in Article 2, Item (5) of the Japan Finance Corporation Law (Law No. 57 of 2007) (hereinafter referred to as the “crisis response business”), until March 31, 2012.

(Excerpt from Supplementary Provisions to the Amendment Law)

Article 2	Deliberation

1.	By the end of fiscal year 2011, the Government shall review the organization of the Corporation, taking into account the status of investments in Development Bank of Japan Inc. (hereinafter “the Corporation”) under the provisions of Article 2-2 of the Supplementary Provisions to the Development Bank of Japan Inc. Law as amended by this Law; the redemption of Government Bonds under the provisions of Article 2-4, paragraph 2 of the same Supplementary Provisions; the conduct of crisis response business by the Corporation (this refers to crisis response business conducted under the provisions of Article 2, item 5 of the Japan Finance Corporation Law (Law No. 57 of 2007); same hereinafter); and changes in socioeconomic and other circumstances. This review, from a point of view of the Government’s practice of maintaining a certain level of involvement in the Corporation, such as by consistently holding more than one-third of the Corporation’s issued shares, is meant to ensure that the Corporation’s crisis response business are properly implemented; it shall include a consideration of the Corporation’s crisis response business and, based on that, of the Government’s holding of stock in the Corporation. The Government shall take necessary measures based on its findings.

2.	Notwithstanding the provisions of Article 6, paragraph 2 of the Law on Promotion of Administrative Reform for Realizing the Simple and Effective Government (Law No. 47 of 2006) as amended under the provisions of the following Article (the “Administrative Reform Promotion Law”) and of Article 2, paragraph 1 of the Supplementary Provisions to the Development Bank of Japan Inc. Law as amended by this Law, the Government shall not dispose of its shares in the Corporation prior to taking the measures described in the preceding paragraph.

BUSINESS

History

DBJ was established on October 1, 2008 as a joint stock corporation under the Company Law of Japan (Law No. 86 of 2005, as amended) (the “Company Law”), as part of the Japanese Government’s efforts to reform policy finance. DBJ is the successor to the Predecessor. The Predecessor was a governmental financial institution established on October 1, 1999 under the Development Bank of Japan Law.

The Japanese Government currently owns all issued shares of DBJ’s common stock. Under the DBJ Law, DBJ is subject to the Japanese Government control and supervision primarily through the Minister of Finance. See “– Government Control and Supervision” below.

DBJ is currently in the process of being privatized. See “Recent Developments – Recent Development Regarding Privatization of DBJ”.

Purpose and Authority

DBJ’s name and basic mission are provided by DBJ Law. The DBJ Law provides that DBJ’s purpose is to maintain the foundations of investment and financing functions of long-term business funds, which previously were carried out by the Predecessor, by conducting business activities utilizing the methods of combining investments and financing and other sophisticated financial methodologies, while maintaining the autonomy of management with the goal of realizing full-scale privatization, thereby contributing to smooth supply of funds to those who need long-term business funds, as well as to the sophistication of financial functions.

Under the DBJ Law, the activities of DBJ include providing loans and guarantees to, and making equity investments in, projects and entities in need of long term business funds. Consistently with the DBJ Law, DBJ considers whether or not to provide long-term financing and related services to a qualified project or entity in need of long term business funds which meets relevant criteria, including financial viability.

DBJ raises funds mainly by borrowing from the Japanese Government and private financial institutions, and also issuing both Japanese-Government guaranteed bonds and non-guaranteed bonds. DBJ raised funds by borrowing from Japan Finance Corporation (“JFC”) in relation to crisis response business.

Government Control and Supervision

Under the DBJ Law, DBJ is subject to Japanese Government control and supervision primarily through the Minister of Finance. Such supervision encompasses key matters such as appointment and retention of representative directors, adoption of an annual business plan, adoption of an annual basic policy for issuance of debt securities and long-term borrowings, adoption of annual debt repayment plans, ownership of subsidiaries involved in the financial business (such as banks) and amendment of DBJ’s articles of incorporation. Such key matters are subject to prior approval by the Minister of Finance.

The Minister of Finance also has supervisory powers with regard to DBJ and may require it to make reports as to its operations or examine its books and records whenever he or she deems it necessary. On the basis of any such report or examination, the Minister may issue such orders to DBJ concerning its operations as he or she deems necessary for enforcement of the DBJ Law.

The Minister of Finance draws up the Japanese Government’s Fiscal Investment and Loan Program (“FILP” or “zaito”) each year which, subject to approval by the Japanese Diet, determines the allocation of funds to public institutions and special corporations such as DBJ. Until such time as DBJ is fully privatized, DBJ is able to issue government guaranteed bonds and borrow from the Japanese Government pursuant to the zaito program.

Strategy

Upon its incorporation as a new joint stock corporation, DBJ has formulated a new corporate philosophy with the goal of “applying financial expertise to design the future”. In line with DBJ’s privatization process (see “Privatization of DBJ”), it has formulated a business model with the aim of positioning it as a highly specialized financial institution that provides integrated loan and investment offerings.

To that end, DBJ has established its medium-term management plan for fiscal years 2008 through 2010, named “Challenge 2010: Establishing an Integrated Financial Service for Investments and Loans” (the “Management Plan”). Under the Management Plan, DBJ has set certain financial targets for fiscal year 2010, and with a view to realising such targets, has established a growth strategy encompassing the following:

Growing through expanding the offering of integrated financial services for investments and loans to customers encompassing a variety of industries and regions

DBJ intends to expand the scope of its financial services offered to customers, taking into account the requirements of the customers. Further, DBJ intends to cooperate widely with other financial institutions leveraging on its expertise in offering integrated financial services for investments and loans.

Further sophistication of financial services leveraging on DBJ’s strengths in the environment, technology and social infrastructure sectors

DBJ intends to provide further sophisticated financial services leveraging on its strengths in the environment, technology and social infrastructure sectors, by utilizing the wide customer base and industrial information which it has accumulated.

Taking serious steps to commence international operations

DBJ intends to take serious steps towards commencing international operations, based upon forming a network with domestic and foreign financial institutions which can be trusted as partners. DBJ has started establishing a basis for international operations, and has set an objective for the level of international exposure which it aims to achieve by fiscal year 2010.

Further strengthening its intellectual property

DBJ intends to add value to the services offered to its customers through further strengthening its industrial research, due diligence, financial technology, research and development and networking capabilities. Further, DBJ intends to recruit and promote the education of personnel which will form the basis of its growth strategy.

Diversifying its funding sources

DBJ intends to diversify its funding sources, at the same time as continuing to maintain a healthy financial base.

Operations

Under its articles of incorporation, DBJ may, among other things, accept deposits, lend money, make capital contributions, guarantee the due performance of debts and obligations, sell and purchase securities, lend securities and acquire or transfer monetary claims.

DBJ is principally involved in the lending, investment, consulting and advisory businesses. In its lending business, DBJ provides not only traditional senior loans to corporations, but also provides lending which utilize financial expertise such as structured finance and non-recourse loans, which meet the diversifying funding requirements of customers. In the six months ended March 31, 2009, the level of new lending (including lending related to its crisis response business and investments in corporate bonds) made by DBJ amounted to ¥1,670.3 billion on a non-consolidated basis. As of March 31, 2009, the outstanding balance of DBJ’s loans (including investments in corporate bonds) on a non-consolidated basis amounted to ¥12,239.7 billion.

In its investment business, DBJ provides risk capital (including by investments through funds, mezzanine and equity finance) appropriate for the challenges faced by its customers such as business expansion, growth strategy and strengthening of financial base, based on a long-term perspective. In the six months ended March 31, 2009, the level of new investments made by DBJ amounted to ¥63.1 billion on a non-consolidated basis. As of March 31, 2009, the outstanding balance of DBJ’s investments (including investments in securities, money trusts and funds) on a non-consolidated basis amounted to ¥324.6 billion.

In its consulting and advisory business, DBJ utilizes the networks cultivated by the Predecessor in providing consulting and advisory support to customers in a wide variety of industries and business sizes, for example in relation to increasing their competitiveness, as well as to projects which contribute to the revitalization of regional economies.

The following table sets forth, as of the dates indicated, the total amounts of outstanding loans made by DBJ by industry of the borrowers, prepared on a consolidated basis in accordance with Japanese GAAP and Japan Standard Industry Classification:

	As of March 31,
	2008	2009
	(in millions of yen)
Manufacturing	¥2,227,949	¥2,603,261
Agriculture	144	117
Forestry	1,038	932
Fishing	25	—
Mining	24,521	26,897
Construction	15,304	18,924
Electricity, gas, heat and water supply	2,207,599	2,025,058
Information and communications	807,729	747,876
Transportation	3,512,235	3,451,422
Wholesalers, retailers and restaurants	542,865	650,460
Financial and insurance businesses	231,280	296,581
Real estate	1,256,794	1,468,006
Services	641,346	717,641
Local public bodies	1,622	1,493
Others	—	182

Total	¥11,470,456	¥12,008,856

In addition, as of March 31, 2008 and 2009, DBJ’s guarantee obligations amounted to ¥126,833 million and ¥157,276 million, respectively.

Allowance for Loan Losses

DBJ makes allowances for loan losses on the following bases:

•

The allowance for claims on debtors who are legally bankrupt, in special liquidation or effectively bankrupt is provided for based on the amount of claims, after write-off, net of amounts expected to be collected through disposal of collateral or execution of guarantees.

•

The allowance for claims on debtors who are not legally bankrupt at the moment, but likely to become bankrupt for which future cash flows cannot reasonably be estimated is provided for the amount considered to be necessary based on an overall solvency assessment performed on the claims, net of amounts expected to be collected through disposal of collateral or execution of guarantees.

•

With respect to the claims on debtors who are likely to become bankrupt or to be closely monitored, and for which future cash flows can reasonably be estimated, the allowance is provided for as the difference between the present value of expected future cash flows discounted at the contracted interest rate and the carrying value of the claims.

•

The allowance for claims on debtors other than those described above is provided for based on the historical default rate, which is calculated based on the actual defaults over a certain historical period (the average financing period for DBJ).

All claims are assessed initially by the investment and lending departments and then by the Credit Analysis Department, which is independent from the investment and lending departments, based on internal policies for self-assessment of credit quality. The allowance is provided based on the results of the self-assessment.

As of March 31, 2008, DBJ’s allowance for loan losses totalled ¥111,828 million (calculated in accordance with Japanese GAAP, on a consolidated basis). As of March 31, 2009, DBJ’s allowance for loan losses totaled ¥276,689 million.

Non-performing Loans

In cases where borrowers are unable to meet payments on their loans, DBJ may revise the terms of repayment in cooperation with other lenders.

DBJ has introduced self-assessment standards (“jiko satei kijun”) to assess the credit quality of its assets in accordance with the Financial Inspection Manual of the Financial Services Agency and discloses its non-performing loans calculated under the Banking Law, as well as the Law of the Emergency Measures for the Revitalization of the Functions of the Financial System of Japan (Law No. 132 of 1998, as amended) (the “Financial Revitalization Law”). For example, where loans to bankrupt or essentially bankrupt borrowers are covered by collateral or guarantees, the loan amount is directly reduced by deducting the amount of the loan that is not deemed to be covered by the assessed value of the collateral and/or the amounts deemed to be recoverable through guarantees, from the amount of the loan.

DBJ assesses its loans in accordance with disclosure requirements which are based, in all material respects, on those set forth in the Banking Law. The following table sets forth the principal amount of non-performing loans of DBJ outstanding as of the dates indicated, calculated pursuant to the Banking Law disclosure requirements, which are set forth in the notes to the table. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP.

	As of March 31,
	2008	2009
	(in 100 millions of yen/percent)
Loans to bankrupt debtors(2)	¥13	¥189
Delinquent loans(3)	574	1,168

Subtotal	587	1,358

Percentage against the total loans outstanding	0.5%	1.1%
Loans past due three months or more(4)	¥0	¥0
Restructured loans(5)	609	567

Total non-performing loans	¥1,197	¥1,926

Percentage against the total loans outstanding	1.0%	1.6%

Notes:

(1)	The amounts of loans indicated above are stated as gross amounts, before reduction of allowance for loan losses.
(2)	“Loans to bankrupt debtors” represent non-accrual loans to debtors who are legally bankrupt as defined in Article 96-1-3 and 4 of the Japanese Tax Law Enforcement Regulation.
(3)	“Delinquent loans” represent non-accrual loans other than (i) Loans to bankrupt debtors and (ii) Loans whose interest payments are deferred in order to assist or facilitate the restructuring efforts of borrowers in financial difficulty.
(4)	“Loans past due three months or more” are loans whose principal or interest payment is three months or more past due and do not fall under the category of “Loans to bankrupt debtors” or “Delinquent loans”.
(5)	“Restructured loans” are loans whose repayment terms have been modified to the advantage of debtors through means such as reduction or exemption of interest rates, postponement of principal and interest payments, and forgiveness of loans to support or restructure the debtors’ businesses, and do not fall under the category of “Loans to bankrupt debtors”, “Delinquent loans”, or “Loans past due three months or more”.

In addition, DBJ voluntarily assesses its loans in accordance with disclosure requirements which are based, in all material respects, on those set forth in the Financial Revitalization Law in accordance with which the Japanese commercial banks generally disclose information in relation to their loans. The following table sets forth non-performing loans of DBJ outstanding as of the dates indicated, calculated pursuant to the Financial Revitalization Law disclosure requirements, which are set forth in the notes to the table. The amounts listed in the table below reflect the amounts in DBJ’s non-consolidated financial statements prepared pursuant to Japanese GAAP.

	As of March 31,
	2008	2009
	(in 100 millions of yen/percent)
Loans to borrowers in bankruptcy or quasi-bankruptcy(3)	¥26	¥211
Loans to borrowers with imminent bankruptcy(4)	562	1,154
Loans requiring special attention for recovery(5)	610	568

Subtotal	¥1,198	¥1,933

Percentage against the total loans outstanding	1.0%	1.57%
Normal loans(6)	¥116,434	¥120,903

Total loans outstanding	¥117,632	¥122,836

Notes:

(1)	The amounts in the above table are rounded to the nearest 100 million yen.
(2)	The figures in the above table reflect partial direct write-offs.
(3)	Loans to financially failed borrowers, who are subject to bankruptcy, corporate reorganization or other similar proceedings, as well as loans similar thereto.
(4)	Loans to borrowers who have not financially failed, but the financial condition and operating results have deteriorated and are likely to default on contractually mandated payment of principal and/or interest.
(5)	Comprised of (i) loans for which principal and/or interest payments are three months or more past due (excluding loans that are included in “Loans to borrowers in bankruptcy or quasi-bankruptcy” and “Loans entailing risk”), and (ii) restructured loans the terms of which have been modified by DBJ to grant concessions to borrowers in financial difficulties in order to assist such borrowers’ restructuring and to expedite collection of such loans (excluding loans that are included in “Loans to borrowers in bankruptcy or quasi-bankruptcy”, “Loans entailing risk” and “Loans for which principal and/or interest payments are three months or more past due”).
(6)	Other than those set forth in (3), (4) and (5) above, loans to borrowers whose financial condition and operating results are deemed to have no material defects.

The following table breaks down DBJ’s outstanding non-performing loans by industry calculated and disclosed under the Banking Law. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP.

	As of March 31,
	2008	2009
	(in 100 millions of yen)
Manufacturing	¥108	¥163
Agriculture, fishery and forestry	0	0
Mining	—	—
Construction	—	67
Electricity, gas, heat and water supply	36	32
Information and communications	54	58
Transportation	117	415
Wholesalers, retailers and restaurants	37	128
Financial and insurance businesses	—	36
Real estate	466	579
Services	374	444
Local public bodies	—	—

Total	¥1,197	¥1,926

Third-Sector Corporations

DBJ invests in and finances projects of public use and interest run by local government organizations referred to as “third sector corporations”. Though there is no clear definition of this term, DBJ uses it to refer to corporations in which local government organizations have invested or subscribed for shares, whose securities are not listed on any securities exchange or quoted in any over-the-counter market, that carry out projects with significant civic importance and public benefits. DBJ finances projects such as those involving railways, airport terminals, cable television broadcasters and urban development, including underground parking lots, urban redevelopment and international conference halls. Because these projects tend to require a long period of time for investments to generate returns, they do not easily attract private corporation participants.

The ratio of non-performing loans in the third-sector is relatively high compared to DBJ’s loan operations in general due to the fact that in general the third-sector businesses have a highly public nature and require a long period of time to recoup investments. In addition, there has been some decrease in revenue performance resulting from economic stagnation. DBJ makes efforts to maintain its primary policy of conducting its third-sector loan operations in collaboration with related parties, including local public authorities.

The following table shows more detailed information of DBJ’s non-performing loans to third-sector corporations. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP:

	As of March 31,
	2008	2009
	(in 100 millions of yen/percent)
Loans to bankrupt debtors	¥7	¥121
Delinquent loans	129	313
Loans past due three months or more	—	—
Restructured loans	446	426

Total (A)	¥583	¥860

Outstanding loans to the third-sector (B)	¥10,890	¥9,888
Ratio of outstanding loans = (A)/(B)	5.4%	8.71%

Credit Related Costs (Gains)

The following table sets forth certain information of DBJ’s credit sales related costs or gains. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP:

	For the year ended March 31, 2008	For the six months ended March 31, 2009
	(in 100 millions of yen)
Amount transferred to (from) the specific allowance for loan losses	¥(139)	¥217
Write-off of loans	79	25
Others	(27)	(29)

Subtotal	(87)	214

Amount transferred to (from) the general allowance for loan losses	(104)	1,036

Total sum of credit sales related costs (gains)	(191)	1,250

Crisis Response Business

The policy finance reforms promulgated by the Japanese Government under the Basic Policy on the Reform of Policy Finance adopted by the cabinet in December 2005 establishes a crisis response system that enables financial institutions which are recognized as “designated financial institutions” to deal with financing for any damage caused by domestic or international turmoil in the financial system, massive natural disasters, acts of terrorism or epidemic of infectious diseases in a prompt and smooth manner by utilizing loans from JFC.

Upon its establishment, DBJ was designated as a “designated financial institution” which deals with the “Crisis Response Business”. The Crisis Response Business refers to the operations conducted by designated financial institutions, whereby the Japanese Government shall in advance designate such financial institutions, based on a voluntary application, that are capable of providing necessary financial services in case of crises, which cannot be appropriately handled by the new policy-based financial institution, such as accommodation of funding through bill discounts, supply of other short-term funding and supply of funding in relation to infrastructure improvement. Upon commencement of the crisis response system, the designated financial institutions shall conduct the Crisis Response Business under the appropriate instruction and supervision by the Japanese Government. Upon providing instruction and supervision to the designated financial institutions, the Japanese Government shall respect managerial decisions made by the designated financial institutions to the furthest extent possible.

Under the Japan Finance Corporation Law (Law No. 57 of 2007, as amended), which established JFC, the Crisis Response Business may be conducted by designated financial institutions, with JFC providing funds and support in respect of certain of the risks involved in such business. On December 11, 2008, the Japanese Government declared that the international financial turmoil being experienced amounted to a crisis which should be dealt with under the crisis response system, and DBJ commenced its Crisis Response Business in relation to such international financial turmoil (the “Financial Crisis Response Business”). The Financial Crisis Response Business is expected to continue until March 31, 2010, and targets medium-sized and other enterprises which are temporarily experiencing worsening business performance and funding difficulties due to the international financial turmoil, but in the medium to long term are expected to recover their previous levels of business performance and develop further, or are otherwise expected to improve their funding and stabilize their business performance.

Under the Financial Crisis Response Business, JFC (funded by Fiscal Investment and Loan Program (FILP) loans from the Japanese Government and through issuance of government-guaranteed debt) provides short-term and long-term loans to designated financial institutions such as DBJ, which in turn either purchases commercial paper issued by the relevant large and medium-sized enterprises, or provides loans to such enterprises. Certain of the exposure to such enterprises by designated financial institutions are covered (in the case of the occurrence of certain specified credit events) by an indemnity from JFC, for which designated financial institutions must pay a fee to JFC. From the commencement of its Financial Crisis Response Business to March 31, 2009, new loans extended by DBJ in respect of its Financial Crisis Response Business amounted to ¥1,068.1 billion (305 cases), of which ¥0.5 billion (2 cases) had the benefit of an indemnity from JFC, and commercial paper purchased by DBJ in relation to its Financial Crisis Response Business amounted to ¥215.0 billion (36 cases). In the same period, JFC has extended loans to DBJ amounting to ¥1,360.1 billion in relation to such Financial Crisis Response Business.

In April 2009, the Japanese Government announced that an aggregate of ¥15 trillion will be used towards the Financial Crisis Response Business relating to medium-sized and large businesses. The supplementary national budget incorporating such amount was passed by the Japanese Diet in May 2009, and the Amendment Law passed in June 2009 provided for the strengthening of DBJ’s financial base in order to enable the smooth operation of the Financial Crisis Response Business by DBJ.

Sources of Funds (on a Non-consolidated Basis)

DBJ’s sources of funds consist of its capital, borrowings from the government and private financial institutions, issuance of bonds and internally generated funds such as loan recoveries. Furthermore, DBJ raises funds by borrowings from JFC in relation to Crisis Response Business.

Pursuant to the DBJ Law, the basic policy which sets the upper limit of the aggregate amount of debt securities to be issued and long-term borrowings to be made shall be authorized by the Minister of Finance prior to the beginning of each fiscal year. As of March 31, 2009, the aggregate borrowings from the Japanese Government amounted to ¥6,049 billion. As of the same date, the outstanding amount of borrowings from financial institutions other than the Japanese Government amounted to ¥2,005 billion (of which ¥1,360 billion were borrowings from JFC).

As of March 31, 2009, the aggregate amount outstanding of DBJ’s bonds issued in overseas markets amounted to ¥1,141 billion (of which ¥78 billion were non-government guaranteed bonds). As of the same date, the outstanding amount of DBJ’s government guaranteed bonds issued in the domestic market totalled ¥1,003 billion. ¥1,372 billion of DBJ’s non-guaranteed bonds issued in the domestic market remained outstanding as of March 31, 2009.

The following table sets forth funds raised or expected to be raised by DBJ for the periods indicated. The figures for the six months ended September 30, 2008 and the six months ended March 31, 2009 are actual figures, while those in respect of the year ending March 31, 2010 are budgeted numbers.

	Development Bank of Japan – six months ended September 30, 2008 (Actual)	DBJ – six months ended March 31, 2009 (Actual)	For the year ending March 31, 2010 (Initial Budget)(1)
	(in 100 millions of yen)
Long-term Borrowings from the Japanese Government	¥1,800	¥1,580	¥3,200
Domestic government-guaranteed bonds	797	1,196	2,000
Overseas government-guaranteed bonds	—	—	1,300
Non-guaranteed bonds	2,440	814	2,400
Long-term Borrowings from private financial institutions	330	1,297	3,200
Long-term Borrowings from JFC(4)	—	10,603	—	(2)
Other	1,249	1,843	2,900

Total	¥6,617	¥17,334	¥15,000

Notes:
(1)	This represents the initial budget at the commencement of the financial year, and does not include any amount budgeted in respect of the Crisis Response Business.
(2)	Borrowings will be made outside of the initial budget in relation to the Crisis Response Business from time to time depending on the progress of such business.
(3)	Borrowings from JFC in relation to DBJ’s Crisis Response Business.

Capital Adequacy

In June 2004, The Bank for International Settlements announced amended rules with respect to minimum capital requirements. Based on such amended rules, new guidelines for capital adequacy were introduced in Japan by the Japanese Ministry of Finance and the Japanese Financial Services Agency from March 31, 2007 (referred to as “Basel II” guidelines). Such guidelines apply to financial institutions that handle deposits, including banks, credit associations, credit cooperatives and other institutions, and although DBJ is not directly subject to these requirements, it has elected to comply, with a view to enhancing risk management.

DBJ calculates its capital adequacy ratios using the international standards. With regard to DBJ’s measurement of its capital adequacy ratio, credit risk was calculated using the standardized approach, and operational risk was calculated using the basic indicator approach. As DBJ does not conduct trading operations, DBJ did not calculate the market risk equivalent amount.

Set forth below is a schedule of risk-adjusted assets and details of qualifying capital of DBJ determined on a consolidated basis (as measured pursuant to the Basel II guidelines (international standards)) as of the dates indicated:

	As of March 31,
	2008	2009
	(in millions of yen/percent(1))
Tier I capital:
Capital	¥1,272,286	¥1,000,000
Additional paid-in capital	—	1,157,715
Retained earnings (losses)	860,006	(96,363)
Minority interests in consolidated subsidiaries	3,563	9,690
Planned distribution of income (payment to national treasury)	(1,026)	—
Revaluation loss on other securities	—	(1,772)

Total qualifying Tier I capital (A)	2,134,829	2,069,269

Tier II capital:
Unrealized gains on other securities after 55 per cent. discount	5,592	—
General reserve for possible loan losses	86,560	215,245

Subtotal	92,152	215,245

Tier II capital included as qualifying capital (B)	92,152	111,943

Deductions(2) (C)	133,012	490,533

Total qualifying capital (D) ((A) + (B) – (C))	¥2,093,969	¥1,690,679

Risk-adjusted assets:
On-balance sheet items	¥8,913,402	¥8,267,755
Off-balance sheet items	1,049,188	509,819

Credit risk assets (E)	9,962,591	8,777,574

Assets related to operational risk equivalent amount (F) ((G)/8%)	177,859	177,936
(Reference: Operational risk equivalent amount (G))	14,228	14,234

Total risk-adjusted assets (H) ((E) + (F))	10,140,451	8,955,510

Total risk-adjusted capital ratio ((D)/(H))	20.65%	18.87%
Total Tier I ratio ((A)/(H))	21.05	23.10

Notes:

(1)	Percentages are rounded down.
(2)	Comprised of capital deductions for securitization exposure required under Basel II with the following breakdowns: project finance (¥6,471 million as of March 31, 2008), loans in respect of commercial real estate (¥108,188 million as of March 31, 2008), and others (¥18,353 million as of March 31, 2008), structured finance (¥244,482 million as of March 31, 2009), assets held by funds including commitment to the funds (¥193,780 million as of March 31, 2009), and others ¥52,270 million as of March 31, 2009).

Risk Management

To ensure management soundness and safety, as well as raise corporate value, DBJ works to manage risk appropriately in line with specific business and risk characteristics. Controlling risk is an issue of utmost importance, and therefore DBJ has established risk management processes and methods.

From the standpoint of comprehensive risk management, DBJ has established an ALM & Risk Management Department, which is overseen by a director in an official capacity. DBJ seeks to control its total risk within a specified target range. In addition, DBJ has set risk guidelines for each risk category to help manage total risk.

Risk Management System

DBJ conducts risk management from the perspectives of maintaining financial soundness and improving operational efficiency, which are the prerequisites to ongoing operational viability. To ensure appropriate management of individual risk categories, DBJ has developed a risk management system that clarifies which department is responsible for each type of risk. The ALM & Risk Management Department oversees comprehensive asset/liability and risk management activities. The ALM & Risk Management Committee, consisting of DBJ’s executives and president, determines basic policies related to comprehensive risk management and conducts regular monitoring.

Credit Risk Management

Credit risk refers to the risk of sustaining losses resulting from a decline in the value of assets due to deterioration in the financial condition of the borrower. Credit risk management requires credit management of individual loans as well as bankwide portfolio management.

Credit Administration of Individual Loans

When making an investment or loan, DBJ examines the entity’s project viability and the project’s profitability from a fair and neutral standpoint, as well as its benefits. DBJ also has an internal borrower rating system. DBJ carries out independent asset assessments in line with internal policies for self-assessment of credit quality based on the Financial Services Agency’s Financial Inspection Manual. The results of self-assessments are subject to an audit by an auditing corporation and are reported to the management. Credit risk and amounts are monitored to confirm they are within the limits established for individual borrowers.

Portfolio Management

DBJ performs a comprehensive analysis of data based on borrower ratings, and calculates the loan portfolio’s overall exposure to credit risk. Credit risk exposure can be classified as (a) expected loss, the average loss expected during a specific loan period; and (b) unexpected loss, the maximum loss that could incur at a certain rate of probability. These calculations are reported to the ALM & Risk Management Committee.

Market and Liquidity Risk Management

Market Risk

Market risk describes the risk of loss from fluctuations in the value of assets or liabilities (including off-balance sheet items), owing to changes in interest rates, exchange rates, stock markets and various other markets. DBJ divides these risks broadly into interest rate risk and exchange risk.

Interest rate fluctuations can create mismatches on rates of interest on assets and liabilities or on interest periods, creating the risk of reduced profits or the risk of losses. Interest rate risk can reduce the economic value of DBJ’s assets or interest income. A portion of the interest rate risk associated with DBJ’s lending operations is covered through interest rate swaps, which are used solely for hedging purposes.

Exchange risk entails the possibility of a decline in the economic value of DBJ’s assets due to the impact of changes in currency exchange rates. DBJ’s exchange risk derives from issuing foreign currency bonds and the extension of foreign currency loans. DBJ uses currency swaps and other instruments to hedge this risk. DBJ manages counterparty risk in swap transactions by continually monitoring the creditworthiness of all counterparties, and by diversifying transactions among several institutions.

Liquidity Risk

Liquidity risk is the risk of a mismatch occurring in the periods when funds are used and raised, leading to a mismatch in cash flows. This can make securing funds difficult and result in interest rates on borrowed funds being substantially higher than usual rates or a forced sale of an asset at a price substantially below the purchase price.

As its main methods of acquiring funds, in addition to issuing corporate bonds and taking out long-term loans, DBJ relies on the stable procurement of long-term funds from the government’s Fiscal Investment and Loan Program (FILP) and government-guaranteed bonds. To meet unexpected short-term funding requirements, funds on hand are used, taking security and liquidity into consideration.

Operational and Systems Risk Management

Operational risk refers to the risk of sustaining losses resulting from employees neglecting to perform their duties correctly or from accidents, fraud, and the like. To reduce operational risk, DBJ prepares manuals, performs checks on administrative procedures, provides education and training and uses computer systems to reduce the burden of administrative duties.

Systems risk refers to the risk of loss due to a computer system breakdown or malfunction, system defects, or improper computer usage. To properly manage systems risk, DBJ has implemented internal processes to optimize systems risk management. Based on its systems risk management regulations, DBJ has established the System Risk Management Department to manage its systems risk centrally.

Competition

Prior to October 1, 2008, the laws relating to the Predecessor provided that, in conducting its operations, the Predecessor should supplement or encourage financing activities by commercial financial institutions and not to compete with them, as well as that the Predecessor might only make loans and/or provide guarantees to any business where the execution of such business through procurement of funds or investment on commercial terms from parties other than the Predecessor would be difficult.

However, since October 1, 2008, DBJ’s objective has been changed under the DBJ Law (See “Business – Purpose and Authority”).

Currently, general financial institutions are broadly divided into commercial banks, which provide mainly senior loans, and other financial institutions such as private equity funds and certain investment banks which provide mezzanine and equity funding. DBJ believes that it is differentiated from both types of financial institutions through its ability to provide both types of services in an integrated manner at a reasonable scale. It also believes that its business model enables it to appropriately share risks with commercial banks which extend senior loans, which it believes make it less prone to competition with so-called “mega banks” in Japan.

However, competition in the domestic and international financial services markets has become extremely competitive, and a number of financial institutions have a competitive advantage over DBJ in terms of assets and numbers of customers, branches and employees, and it is expected that the competition relating to DBJ’s businesses will become increasingly intense.

Legal Proceedings

Neither DBJ nor any of its subsidiaries has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which DBJ is aware) during the 12 months preceding the date of this document which may have or has had in the recent past significant effects on the financial position or profitability of DBJ or the Group.

Employees

As of March 31, 2009, DBJ employed 1,096 employees on a consolidated basis.

Subsidiaries and Affiliates

As of March 31, 2009, DBJ had 9 consolidated subsidiaries, as well as 18 non-consolidated subsidiaries and 108 affiliates (13 of which were accounted for by the equity method). In addition, as of the same date, DBJ owned greater than 20 percent but less than a majority of the voting rights of 9 companies, which were not considered to be affiliates because DBJ made these investments as part of its financing operations and did not intend to obtain the ability to exercise significant influence on their operating and financing policies. The following table sets forth certain information about DBJ’s consolidated subsidiaries as of March 31, 2009:

Name	Paid-in capital	Capital owned directly or indirectly by DBJ(1)	Principal business
	(in millions of yen, unless otherwise indicated)	(percent)
Consolidated Subsidiaries

DBJ Business Investment Co., Ltd.	¥40	100.0%	Administration of investment partnerships

New Business Investment Co., Ltd.	6,000	63.8	Investment in entities engaged in new businesses

New Business Investment No. 1 Investment Limited Liability Partnership(2)	3,200	100.0 (10.0)	Investment in entities engaged in new businesses

DBJ Credit Line, Ltd.	50	100.0	Acquisition of trust certificates, administration and direction of trusts

Japan Economic Research Co., Ltd.	479	100.0	Consulting and advisory

DBJ Singapore Limited	Singapore dollar 1 million	100.0	Investment and lending support, advisory

DBJ Corporate mezzanine partners Co., Ltd.(3)	3	50.0	Administration of investment partnerships

UDS Corporate Mezzanine Investment Limited Liability Partnership(3)	23,453	50.0 (0.0)	Administration of investment partnerships

Asuka DBJ Investment Limited Liability Partnership(3)	5,130	49.4	Administration of investment partnerships

Notes:
(1)	Figures in parentheses denote indirect ownership.
(2)	Tentative name (no official English name is available).
(3)	Accounted for as consolidated subsidiaries despite the ownership being less than 50 percent, due to DBJ’s effective control.

MANAGEMENT

DBJ’s board of directors has the ultimate responsibility for the administration of its affairs. DBJ’s articles of incorporation provide for a board of directors of not more than 13 directors and provide for not more than five corporate auditors. All directors and corporate auditors are elected by DBJ’s shareholders at general meetings of shareholders (currently, the Japanese Government is the sole shareholder), but the election of each corporate auditor is subject to approval of the Minister of Finance pursuant to the DBJ Law. The normal term of office for directors is one year, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors shall elect from among its members, a President and Chief Executive Officer, and may elect from among its members, a Chairman of the Board and one or more Deputy Presidents, Executive Directors and Managing Directors. The board of directors also elects one or more representative directors from among its members, but such election is subject to approval of the Minister of Finance. Each representative director has the authority to represent DBJ in the conduct of its affairs.

The corporate auditors form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors that year. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of DBJ’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties.

DBJ is required to appoint independent auditors, who have the statutory duties of examining the financial statements, prepared on a basis consistent with accounting principles generally accepted in Japan, to be submitted to the shareholders by directors, and preparing their audit report thereon. Deloitte Touche Tohmatsu LLC are DBJ’s independent auditors.

The names of the directors and corporate auditors of DBJ as at the date of this document are as follows:

Name	Title	Principal Activities outside DBJ
Directors

Minoru Murofushi	President and Chief Executive Officer	—

Hideto Fujii	Deputy President	—

Mikio Araki	Deputy President	—

Yo Takeuchi	Managing Executive Officer	—

Masanori Yanagi	Managing Executive Officer	—

Hiroshi Takahashi	Managing Executive Officer	—

Mitsuhiro Usui	Managing Executive Officer	—

Akio Mimura	Director	Representative Director and Chairman of Nippon Steel Corporation

Kazuo Ueda	Director	Professor, Faculty of Economics, The University of Tokyo

Corporate Auditors

Tsuyoshi Inoue	Corporate Auditor	—

Tetsuhiko Shindo	Corporate Auditor	—

Hiroshi Saito	Corporate Auditor	—

Makoto Ito	Corporate Auditor	Professor, Waseda Law School, Waseda University; attorney-at-law

Shinji Hatta	Corporate Auditor	Professor, Graduate School of Professional Accountancy, Aoyama Gakuin University

All of the above officers are engaged in the business of DBJ on a full-time basis except Mr. Akio Mimura, Mr. Kazuo Ueda, Mr. Makoto Ito and Mr. Shinji Hatta. The business address of all of the above officers is 9-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-0004, Japan.

None of the above officers have any conflict between their duties to DBJ and their private interests and/or other duties.

DEBT RECORD

There has been no default in the payment of interest or principal on any obligation of DBJ or its predecessors.

CONSOLIDATED FINANCIAL STATEMENTS OF DEVELOPMENT BANK OF JAPAN INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

 Development Bank of Japan Inc.:

We have audited the accompanying consolidated balance sheet of Development Bank of Japan Inc. and consolidated subsidiaries (the “Bank”) as of March 31, 2009, and the related consolidated statements of operations, changes in equity, and cash flows for the six-month period then ended, all expressed in Japanese yen. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Development Bank of Japan Inc. and consolidated subsidiaries as of March 31, 2009, and the consolidated results of their operations and their cash flows for the six-month period then ended in conformity with accounting principles generally accepted in Japan.

Our audit also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U.S. dollar amounts are presented solely for the convenience of readers outside Japan.

DELOITTE TOUCHE TOHMATSU

June 22, 2009

Development Bank of Japan Inc.

CONSOLIDATED BALANCE SHEET

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
Assets
Cash and Due from Banks (Note 28)	¥67,521	$687,383
Call Loans and Bills Bought	145,000	1,476,127
Reverse Repurchase Agreements (Note 3)	375,966	3,827,412
Money Held in Trust (Note 28)	24,873	253,218
Securities (Notes 3, 13 and 28)	1,246,587	12,690,496
Loans (Notes 4 and 13)	12,008,856	122,252,428
Other Assets (Note 6)	88,075	896,630
Tangible Fixed Assets (Note 7)	162,375	1,653,011
Intangible Fixed Assets	4,576	46,591
Deferred Tax Assets (Note 25)	27,930	284,342
Customers’ Liabilities for Acceptances and Guarantees (Note 12)	157,276	1,601,101
Allowance for Loan Losses (Note 8)	(276,689)	(2,816,754)
Allowance for Investment Losses	(4,294)	(43,716)

Total Assets	¥14,028,056	$142,808,269

Liabilities and Equity
Liabilities
Debentures (Note 9)	¥3,431,597	$34,934,309
Borrowed Money (Note 10)	8,067,892	82,132,678
Corporate Bonds (Note 9)	81,423	828,902
Other Liabilities (Notes 11 and 24)	169,043	1,720,898
Accrued Bonuses to Employees	2,224	22,646
Accrued Bonuses to Directors and Corporate Auditors	20	213
Reserve for Employees’ Retirement Benefits (Note 23)	32,050	326,282
Reserve for Directors’ and Corporate Auditors’ Retirement Benefits	11	122
Deferred Tax Liabilities (Note 25)	58	599
Acceptances and Guarantees (Note 12)	157,276	1,601,101

Total Liabilities	11,941,600	121,567,750

Equity
Common Stock authorized, 160,000 thousand shares; issued, 40,000 thousand shares (Note 14)	1,000,000	10,180,189
Capital Surplus (Note 14)	1,157,715	11,785,760
Deficit (Note 14)	(96,363)	(980,999)
Unrealized Loss on Available-for-sale Securities (Note 28)	(1,667)	(16,980)
Deferred Gain on Derivatives under Hedge Accounting	17,182	174,923
Foreign Currency Translation Adjustments	3	36

Total	2,076,870	21,142,930

Minority Interests	9,586	97,589

Total Equity	2,086,456	21,240,519

Total Liabilities and Equity	¥14,028,056	$142,808,269

See accompanying Notes to Consolidated Financial Statements.

Development Bank of Japan Inc.

CONSOLIDATED STATEMENT OF OPERATIONS

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	For the six-month period ended March 31, 2009	For the six-month period ended March 31, 2009
Income
Interest Income	¥135,793	$1,382,405
Interest on Loans	130,490	1,328,420
Interest and Dividends on Securities	4,771	48,575
Interest on Call Loans and Bills Bought	14	150
Interest on Reverse Repurchase Agreements	387	3,943
Interest on Due from Banks	129	1,318
Fees and Commissions (Note 16)	4,646	47,298
Other Operating Income (Note 17)	719	7,321
Other Income (Note 18)	13,672	139,192

Total Income	154,831	1,576,216

Expenses
Interest Expense	84,118	856,338
Interest on Debentures	25,991	264,596
Interest on Call Money and Bills Sold	0	6
Interest on Borrowed Money	56,029	570,391
Interest on Corporate Bonds	216	2,204
Other Interest Expense	1,880	19,142
Fees and Commissions (Note 19)	142	1,449
Other Operating Expenses (Note 20)	11,090	112,902
General and Administrative Expenses	17,803	181,242
Other Expenses (Note 21)	159,798	1,626,777

Total Expenses	272,952	2,778,708

Loss before Income Taxes and Minority Interests	(118,120)	(1,202,492)

Income Taxes (Note 25)
Current	20,021	203,823
Deferred	(6,492)	(66,093)

Total Income Taxes	13,529	137,730

Minority Interests in Net Loss	(3,308)	(33,677)

Net Loss	¥(128,342)	$(1,306,546)

	Yen	U.S. Dollars (Note 1)
Per Share of Common Stock (Note 15)
Basic Net Loss	¥(3,208.55)	$(32.66)

See accompanying Notes to Consolidated Financial Statements.

Development Bank of Japan Inc.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	For the six-month period ended March 31, 2009	For the six-month period ended March 31, 2009
Common Stock:
Balance at October 1, 2008 (Note 22)	¥1,000,000	$10,180,189

Balance at March 31, 2009	1,000,000	10,180,189

Capital Surplus:
Balance at October 1, 2008 (Note 22)	1,157,715	11,785,760

Balance at March 31, 2009	1,157,715	11,785,760

Deficit:
Balance at October 1, 2008 (Note 22)	—	—
The Amount of Tax Effect Adjustment due to Change in Legal Structure	31,978	325,547
Net Loss	(128,342)	(1,306,546)

Balance at March 31, 2009	(96,363)	(980,999)

Unrealized Loss on Available-for-sale Securities:
Balance at October 1, 2008 (Note 22)	—	—
Net Change	(1,667)	(16,980)

Balance at March 31, 2009	(1,667)	(16,980)

Deferred Gain on Derivatives under Hedge Accounting:
Balance at October 1, 2008 (Note 22)	—	—
Net Change	17,182	174,923

Balance at March 31, 2009	17,182	174,923

Foreign Currency Translation Adjustments:
Balance at October 1, 2008 (Note 22)	—	—
Net Change	3	36

Balance at March 31, 2009	3	36

Minority Interests in Subsidiaries:
Balance at October 1, 2008 (Note 22)	—	—
Net Change	9,586	97,589

Balance at March 31, 2009	9,586	97,589

Total Equity	¥2,086,456	$21,240,519

See accompanying Notes to Consolidated Financial Statements.

Development Bank of Japan Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	For the six-month period ended March 31, 2009	For the six-month period ended March 31, 2009
Cash Flows from Operating Activities
Loss before Income Taxes and Minority Interests	¥(118,120)	$(1,202,492)
Adjustments for:
Depreciation	598	6,097
Amortization of Goodwill	2,273	23,147
Losses on Impairment of Long-lived Assets	43	443
Equity in Gains of Affiliates	(988)	(10,059)
Increase in Allowance for Loan Losses	120,060	1,222,235
Decrease in Allowance for Investment Losses	(1,632)	(16,618)
Increase in Accrued Bonuses to Employees	210	2,147
Increase in Accrued Bonuses to Directors and Corporate Auditors	20	213
Increase in Reserve for Employees’ Retirement Benefits	89	911
Interest Income	(135,793)	(1,382,405)
Interest Expense	84,118	856,338
Loss on Securities - net	24,651	250,954
Loss on Money Held in Trust - net	1,388	14,132
Foreign Exchanges Gains	(321)	(3,276)
	8	84
Net Increase in Loans	(747,836)	(7,613,117)
Net Increase in Debentures	56,748	577,709
Net Increase in Borrowed Money	1,459,394	14,856,908
Net Increase in Corporate Bonds	81,423	828,902
Net Decrease in Due from Banks	165,469	1,684,515
Net Increase in Call Loans	(145,000)	(1,476,127)
Net Increase in Reverse Repurchase Agreements	(218,968)	(2,229,137)
Interest Received	136,689	1,391,521
Interest Paid	(85,080)	(866,138)
Other - net	3,055	31,103

Sub-total	682,500	6,947,988
Payments for Income Taxes	(562)	(5,729)

Net Cash provided by Operating Activities	681,938	6,942,259

Cash Flows from Investing Activities
Payments for Purchases of Securities	(1,037,782)	(10,564,817)
Proceeds from Sales of Securities	7,631	77,695
Proceeds from Redemption of Securities	327,769	3,336,757
Payments for Increase of Money Held in Trust	(2,350)	(23,923)
Proceeds from Decrease of Money Held in Trust	41,175	419,176
Payments for Purchases of Tangible Fixed Assets	(144)	(1,471)
Proceeds from Sales of Tangible Fixed Assets	13	135
Payments for Purchases of Intangible Fixed Assets	(591)	(6,018)

Net Cash used in Investing Activities	(664,277)	(6,762,467)

Cash Flows from Financing Activities
Proceeds from Issuance of Securities to Minority Shareholders of Subsidiaries	750	7,637
Dividends Paid to Minority Shareholders of Subsidiaries	(54)	(550)

Net Cash provided by Financing Activities	696	7,087

Foreign Currency Translation Adjustments on Cash and Cash Equivalents	326	3,322

Net Increase in Cash and Cash Equivalents	18,683	190,201

Cash and Cash Equivalents at October 1, 2008	30,080	306,224

Cash and Cash Equivalents at March 31, 2009	¥48,763	$496,425

See accompanying Notes to Consolidated Financial Statements.

Development Bank of Japan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Japanese Financial Instruments and Exchange Act and its related accounting regulations and Ministerial Ordinance for Accounting of the Development Bank of Japan Inc. (the “DBJ Inc.”) and in conformity with accounting principles generally accepted in Japan, which are different in certain respects as to application and disclosure requirements of International Financial Reporting Standards.

In preparing these consolidated financial statements, certain reclassifications and rearrangements have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers outside Japan.

The amounts indicated in millions of yen are rounded down by omitting the figures less than one million yen. Accordingly, the sum of each amount appearing in the accompanying financial statements and the notes thereto may not be equal to the sum of the individual account balances. Amounts in U.S. dollars are presented solely for the convenience of readers outside Japan. The rate of ¥98.23=$1.00, the effective exchange rate prevailing as of March 31, 2009, has been used in the conversion. The presentation of such amounts is not intended to imply that Japanese yen amounts have been or could have been readily translated, realized or settled in U.S. dollars at that rate or any other rate.

The financial period of the accompanying financial statements is from October 1, 2008 through March 31, 2009. DBJ Inc. was established on October 1, 2008, as a joint stock corporation under the Development Bank of Japan Inc. Law (Law No. 85 of 2007, as amended) (the “DBJ Inc. Law”). Development Bank of Japan (the “predecessor”) contributed all assets and liabilities to DBJ Inc. except for those assets to be assumed by the Japanese Government pursuant to Article 15, Paragraph 2 of the Supplementary Provisions, in exchange for shares of DBJ Inc.’s common stock, and thereafter, upon transferring such shares to the Japanese Government, the predecessor was dissolved on October 1, 2008.

Except for those assets to be assumed by the Japanese Government pursuant to Article 15, Paragraph 2 of the Supplementary Provisions, DBJ Inc. has succeeded substantially all of the rights and obligations of the predecessor pursuant to the DBJ Inc. Law.

2. Summary of Significant Accounting Policies

(a) Principles of Consolidation

(1) Scope of Consolidation

Under the control concept, companies in which DBJ Inc., directly or indirectly, is able to exercise control over operations are fully consolidated. On September 8, 2006, the Accounting Standards Board of Japan (“ASBJ”) issued Practical Issues Task Force No. 20, “Practical Solution on Application of Control Criteria and Influence Criteria to Investment Associations” which was effective for the period and the fiscal years ending on or after September 8, 2006. The practical solution clarifies how the control and influence concept should be practically applied to the consolidation scope of collective investment vehicles, such as limited partnerships, Tokumei Kumiai and other entities with similar characteristics.

(i) Consolidated Subsidiaries

The number of consolidated subsidiaries as of March 31, 2009 is nine. The Consolidated subsidiaries as of March 31, 2009 are as follows:

DBJ Business Investment Co., Ltd.

DBJ Corporate Mezzanine Partners Co., Ltd.

UDS Corporate Mezzanine Limited Partnership

DBJ Credit Line, Ltd.

New Business Investment Co., Ltd.

New Business Investment No. 1 Investment Limited Liability Partnership

DBJ Singapore Limited

Japan Economic Research Institute Inc.

Asuka DBJ Investment LPS

(ii) Non-consolidated Subsidiaries

The number of non-consolidated subsidiaries as of March 31, 2009 is 18. Such subsidiaries as of March 31, 2009 are mainly as follows:

UDS II Corporate Mezzanine Limited Partnership

UDS III Corporate Mezzanine Limited Partnership

Non-consolidated subsidiaries are excluded from the scope of consolidation because such exclusion has no material impact on the consolidated financial statements in terms of total assets, income, net income, retained earnings and deferred hedge gains and losses.

(iii) Entities not considered to be subsidiaries where DBJ Inc. has more than a 50% ownership interest

The number of entities not considered to be subsidiaries where DBJ Inc. has more than a 50% ownership interest as of March 31, 2009 is four. Such entities as of March 31, 2009 are as follows:

ADS Global Partners Ltd.

Sunsay International Technology, Inc.

Dyflex Holdings Co.

Hydro-Device Company, Limited

These entities are excluded from the scope of consolidation since DBJ Inc.’s intent is to nurture the venture business and not to exercise control over their operating and financing policies.

(2) Application of the Equity Method

Under the influence concept, non-consolidated subsidiaries and affiliates over which DBJ Inc. has the ability to exercise significant influence are accounted for by the equity method.

(i) Non-consolidated Subsidiaries accounted for by the Equity Method

The number of non-consolidated subsidiaries not accounted for by the equity method as of March 31, 2009 is 18. Such subsidiaries as of March 31, 2009 are mainly as follows:

UDS II Corporate Mezzanine Limited Partnership

UDS III Corporate Mezzanine Limited Partnership

(ii) Affiliates accounted for by the Equity Method

The number of affiliates accounted for by the equity method as of March 31, 2009 is 13. EBANK Corporation is removed from affiliates. The affiliates accounted for by the equity method as of March 31, 2009 are mainly as follows:

Makuhari Messe, Inc.

Hokkaido International Airlines Co., Ltd.

(iii) Affiliates not accounted for by the Equity Method

The number of affiliates not accounted for by the equity method as of March 31, 2009 is 95. Such affiliates as of March 31, 2009 are mainly as follows:

Urban Redevelopment Private Fund

New Perspective One LLC

Non-consolidated subsidiaries and affiliates that are not accounted for by the equity method have been excluded from the scope of the equity method because their aggregate effect in terms of net income, retained earnings and deferred gains and losses has no material impact on the consolidated financial statements of DBJ Inc.

(iv) Entities not considered to be affiliates where DBJ Inc. has greater than 20% but less than a majority of voting stock

The number of entities not considered to be affiliates where DBJ Inc. has greater than 20% but less than a majority of voting stock as of March 31, 2009 is nine. Such entities as of March 31, 2009 are as follows:

Gordon Brothers Japan Co., Ltd.

Narumi Corporation

Shinwa Seiko Corporation

Mediclude Co., Ltd.

Green Power Investment Corporation

Advangen, Inc.

Vaxiva Biosciences

Asahi Fiber Glass Company, Limited

Takumi Technology Corp.

These entities are not accounted for by the equity method because DBJ Inc.’s intent is to nurture the venture business and not to exercise significant influence on their operating and financing policies.

(3) Balance sheet Dates of Consolidated Subsidiaries

Balance sheet dates of consolidated subsidiaries are as follows:

December 31	4 subsidiaries
March 31	5 subsidiaries

Consolidated subsidiaries are consolidated based on the financial statements that are prepared as of their interim or year-end balance sheet date.

The necessary adjustments are made in the consolidated financial statements to reflect material transactions that occur between the interim or year-end balance sheet date of the subsidiary and the consolidated balance sheet date.

(4) Valuation of Consolidated Subsidiaries’ Assets and Liabilities

Assets and liabilities of newly consolidated subsidiaries are measured at fair value at the date of acquisition of control.

(5) Elimination of Intercompany Balances and Transactions

All significant intercompany balances and transactions have been eliminated in consolidation. All material unrealized profit resulting from transactions between DBJ Inc. and its consolidated subsidiaries is eliminated.

(6) Amortization of Goodwill

The difference between the fair value of net assets and the cost of the acquired subsidiary is being amortized on a straight-line basis over the estimated beneficial period not exceeding 20 years. Minor differences are charged to income in the year of acquisition.

(b) Cash and Cash Equivalents

“Cash and Cash Equivalents” in the consolidated statements of cash flows consist of cash on hand and due from banks.

The reconciliation between “Cash and Cash Equivalents” and “Cash and Due from Banks” in the consolidated balance sheet is as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
Cash and Due from Banks	¥67,521	$687,383
Time Deposits with Banks	(18,757)	(190,958)

Cash and Cash Equivalents	¥48,763	$496,425

(c) Securities

Held-to-maturity debt securities are stated at amortized cost with amortization computed on a straight-line basis, using the weighted average method. Available-for-sale securities with readily available market quotations are stated at market value (cost is calculated principally using the weighted average method). Other securities without market quotations are stated at cost or amortized cost computed using the weighted average method.

Investments in limited partnerships and other similar partnerships are accounted for at their original cost plus DBJ Inc.’s interest in earnings since acquisition and less any dividends received, based on their most recent financial statements.

Unrealized gain and loss on available-for-sale securities are included in equity, net of income taxes.

Securities which are held as trust assets in money held in trust accounts are valued in the same way as other securities.

(d) Valuation Method for Derivative Financial Instruments

All derivative financial instruments are carried at market value. Except for certain derivatives that are designated as hedging instruments as discussed below, gains or losses on derivative transactions are recognized in the statement of operations.

(e) Hedge Accounting

(i) Hedge Accounting

DBJ Inc. applies the deferral method of hedge accounting. Foreign currency swaps which are used to hedge foreign currency fluctuations are not translated at market values but at contractual rates, as the foreign currency swap contracts meet the hedging criteria under the Accounting Standards for Financial Instruments.

(ii) Hedging Instruments and Hedged Items

•	Hedging Instruments	: Interest Rate Swaps
	Hedged Items	: Debentures, Corporate Bonds, Borrowed Money and Loans

•	Hedging Instruments	: Foreign Currency Swaps
	Hedged Items	: Foreign currency denominated Loans, Debentures and Corporate Bonds

(iii) Hedging Policy

DBJ Inc. utilizes hedging instruments to hedge interest rates and foreign currency fluctuations on its assets and liabilities. Individual contracts are drawn for each hedge item.

(iv) Evaluation of Hedge Effectiveness

According to the risk management policy, DBJ Inc. evaluates the effectiveness of the hedges by testing whether the derivatives are effective in reducing the risks associated with the hedged items.

In regards to both interest rate swap contracts which meet the hedging requirements of the accrual method(*1) and foreign currency swap contracts which meet the hedging requirements of the assignment method(*2), under the Accounting Standards for Financial Instruments at the inception date, DBJ Inc. is not required to periodically evaluate their hedge effectiveness.

*1	If interest rate swap contracts are used as hedges and meet certain hedging criteria, the net amount to be paid or received under the interest rate swap contract is added to or deducted from the interest on the assets or liabilities for which the swap contract was executed.

*2	In cases where foreign currency swaps are used as hedges and meet certain hedging criteria, forward foreign exchange contracts and hedged items are accounted for in the following manner;

1)	If a foreign currency swap is executed to hedge existing foreign currency assets or liabilities, a) the difference, if any, between the Japanese yen amount of the hedged foreign currency asset or liability translated using the spot rate at the inception date of the contract and the book value of the asset or liability is recognized in the statement of operations in the period which includes the inception date, and b) the discount or premium on the contract (that is, the difference between the Japanese yen amount of the contract translated using the contracted forward rate and that translated using the spot rate at the inception date of the contract) is recognized over the term of the contract.

2)	If a foreign currency swap is executed to hedge a future transaction denominated in a foreign currency, the future transaction will be recorded using the contracted forward rate, and no gains or losses on the forward foreign exchange contract are recognized.

(f) Fixed Assets

(i) Depreciation of Tangible Fixed Assets

Tangible Fixed Assets of DBJ Inc. are depreciated using the declining-balance method, except for buildings (excluding installed facilities) that are depreciated on a straight-line basis, and depreciation of consolidated subsidiaries is computed principally using the straight-line method based on the estimate durability of assets.

The estimated useful lives are principally as follows:

Buildings: 3 years to 50 years

Others:      4 years to 20 years

(ii) Amortization of Intangible Fixed Assets

Intangible Fixed Assets are amortized using the straight-line method. Capitalized software for internal use is depreciated using the straight-line method based on the estimated useful lives (mainly from 3 to 5 years).

(iii) Lease Assets

Depreciation for lease assets is computed under the straight-line method with zero residual value over the lease term.

(g) Long-lived Assets

DBJ Inc. reviews its long-lived assets for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. Impairment losses are recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment losses would be measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

(h) Debentures and Corporate Bonds Issuance Costs

“Debentures and Corporate Bonds Issuance Costs” are charged to income as incurred.

(i) Foreign Currency Translation and Revaluation Method

Assets and liabilities denominated in foreign currencies held by DBJ Inc. have been translated at the exchange rates prevailing as of the balance sheet date.

Foreign currency accounts held by consolidated foreign subsidiaries are translated into the currency of the subsidiaries at the respective year-end exchange rates.

The foreign exchange gains and losses from transaction are recognized in the income statement to the extent that they are not hedged by forward exchange contracts.

The balance sheet accounts of the consolidated foreign subsidiaries are translated into Japanese yen at the current exchange rate as of the balance sheet date except for equity, which is translated at the historical rate.

Differences arising from such transaction were shown as “Foreign Currency Transaction Adjustments” in a separate component of equity.

Revenue and expense accounts of consolidated foreign subsidiaries are translated into yen at the exchange rate prevailing as of the balance sheet date.

(j) Allowance for Loan Losses

DBJ Inc. provides for “Allowance for Loan Losses” as detailed below pursuant to the internal policies for self-assessment of credit quality and loan losses.

The allowance for claims on debtors who are legally bankrupt, in special liquidation or effectively bankrupt is provided for based on the amount of claims, after the write-off described below, net of amounts expected to be recovered through disposal of collateral or execution of guarantees.

The allowance for claims on debtors who are not legally bankrupt at the moment, but are likely to become bankrupt, and for which future cash flows cannot reasonably be estimated, is provided for at the amount considered to be necessary based on an overall solvency assessment performed on the claims, net of amounts expected to be recovered through disposal of collateral or execution of guarantees.

With respect to the claims on debtors who are likely to become bankrupt or to be closely monitored, and for which future cash flows can reasonably be estimated, the allowance is provided for as the difference between the present value of expected future cash flows discounted at the contracted interest rate and the carrying value of the claims.

The allowance for claims on debtors other than those described above is provided based on the historical default rate, which is calculated based on the actual defaults over a certain historical period.

All claims are assessed initially by the investment and lending departments and then by the Credit Analysis Department, which is independent of the investment and lending departments based on internal policies for self-assessment of credit quality. The allowance is provided for based on the results of the self-assessment.

With respect to the claims on debtors who are legally or substantially bankrupt with collateral or guarantees, the amount of claims exceeding the estimated market values of collateral or guarantees which are deemed uncollectible have been written-off, and totaled ¥51,303 million ($522,277 thousand) for the six-month period ended March 31, 2009.

The consolidated subsidiaries are calculated the general reserve for “normal” categories based on the specific actual historical loss ratio.

(k) Allowance for Investment Losses

“Allowance for Investment Losses” is provided for based on the estimated losses on certain investments based on an assessment of the issuers’ financial condition.

(l) Accrued Bonuses to Employees, Directors and Corporate Auditors

“Accrued Bonuses to Employees, Directors and Corporate Auditors” are provided for in the amount of the estimated bonuses which are attributable to the six-month period.

(m) Reserve for Employees’ Retirement Benefits

DBJ Inc. has defined benefit pension plans, which consist of a welfare pension fund plan and a lump-sum severance indemnity plan.

“Reserve for Employees’ Retirement Benefits” represents future payments for pension and retirement benefits to employees. It is accrued based on the projected benefit obligations and estimated pension plan assets at the six-month period ended. Prior service cost is amortized using the straight-line method over the period of ten years within the employees’ average remaining service period at incurrence. Net actuarial gains and losses is amortized using the straight-line method over the period of ten years within the employees’ average remaining service period commencing from the next fiscal year after incurrence.

(n) Reserve for Directors’ and Corporate Auditors’ Retirement Benefits

“Reserve for Directors’ and Corporate Auditors’ Retirement Benefits” is accrued based on the amount that would be required if all directors and corporate auditors retired at balance sheet date.

(o) Lease Transactions

In March 2007, the ASBJ issued ASBJ Statement No. 13, “Accounting Standard for Lease Transactions”, which revised the previous accounting standard for lease transactions issued in June 1993. The revised accounting standard for lease transactions is effective for fiscal years beginning on or after April 1, 2008 with early adoption permitted for fiscal years beginning on or after April 1, 2007.

Under the previous accounting standard, finance leases that deem to transfer ownership of the leased property to the lessee were to be capitalized. However, other finance leases were permitted to be accounted for as operating lease transactions if certain “as if capitalized” information is disclosed in the note to the lessee’s financial statements. The revised accounting standard requires that all finance lease transactions should be capitalized to recognize lease assets and lease obligations in the balance sheet. In addition, the revised accounting standard permits leases which existed at the transition date and do not transfer ownership of the leased property to the lessee to be accounted for as operating lease transactions.

DBJ Inc. applied the revised accounting standard on October 1, 2008. In addition, DBJ Inc. accounted for leases which existed in the predecessor at March 31, 2008 and were transferred to DBJ Inc. on October 1, 2008, and do not transfer ownership of the leased property to the lessee as operating lease transactions.

(p) Consumption Taxes

Income and expenses subject to consumption taxes exclude related consumption taxes paid or received.

(q) Income Taxes

The provision for income taxes is computed based on the pretax income included in the consolidated statement of operations. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred taxes are measured by applying currently enacted tax laws to the temporary differences.

(r) Per Share Information

Basic Net Income Per Share is computed by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding for the period, retroactively adjusted for stock splits. Diluted net income per share for the six-month period ended March 31, 2009 is not disclosed because of no dilutive securities.

3. Securities

Securities as of March 31, 2009 are as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
Japanese Government Bonds	¥251,413	$2,559,437
Short-term Corporate Bonds	461,514	4,698,302
Corporate Bonds	114,431	1,164,932
Equities	166,537	1,695,381
Other Securities	252,691	2,572,444

	¥1,246,587	$12,690,496

Notes:

1.	Investments in unconsolidated subsidiaries and affiliates included in “Equities” as of March 31, 2009 are ¥14,391 million ($146,508 thousand). Investments in unconsolidated subsidiaries and affiliates included in “Other securities” as of March 31, 2009 are ¥38,817 million ($395,173 thousand).
2.	DBJ Inc. has contingent liabilities for guarantees of corporate bonds among Securities which were issued by private placement (Article 2 Paragraph 3 of Financial Instruments and Exchange Law) and amount to ¥3,280 million ($33,391 thousand) as of March 31, 2009.
3.	There are no securities repledged as of March 31, 2009. Securities accepted under repurchase agreements can be sold or repledged. Securities neither sold nor repledged are ¥375,966 million ($3,827,412 thousand).
4	Other Securities with market value are considered impaired if there is a considerable decline in the market value below the acquisition cost and such decline is not believed to be recoverable. The difference between the acquisition cost and the market value is the losses for the six-month period. The criterion for determining “Considerable decline in market value” is as follows: Market value is 50% or more lower than acquisition cost. Market value is 30% or more lower than acquisition cost, and such decline is not considered as recoverable.

4. Non-performing Loans

The amounts of Non-performing Loans included in “Loans” on the consolidated balance sheets as of March 31, 2009 are as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
Loans to Bankrupt Debtors	¥18,967	$193,093
Delinquent Loans	116,843	1,189,486
Loans Past Due Three Months or More	23	238
Restructured Loans	56,795	578,185

	¥192,629	$1,961,002

Notes:

1.	The amounts of Loans indicated above are stated at gross amounts, before reduction of the allowance for loan losses.
2.	“Loans to Bankrupt Debtors” represent non-accrual loans to debtors who are legally bankrupt as defined in Article 96-1-3 and 4 of the Japanese Tax Law Enforcement Regulation.
3.	“Delinquent Loans” represent non-accrual loans other than (i) Loans to Bankrupt Debtors and (ii) Loans whose interest payments are deferred in order to assist or facilitate the restructuring efforts of borrowers in financial difficulty.
4.	“Loans Past Due Three Months or More” are loans whose principal or interest payment is three months or more past due and do not fall under the category of “Loans to Bankrupt Debtors” or “Delinquent Loans”.
5.	“Restructured Loans” are loans whose repayment terms have been modified to the advantage of debtors through means such as a reduction or exemption of interest rates, postponement of principal and interest payments, and forgiveness of loans to support or restructure the debtors’ businesses, and do not fall under the category of “Loans to Bankrupt Debtors”, “Delinquent Loans”, or “Loans Past Due Three Months or More”.

5. Commitments

Loan commitment limits are contracts under which DBJ Inc. lends to customers up to the prescribed limits in response to customers’ application for loans as long as there is no violation of any condition in the contracts. As of March 31, 2009, the amount of unused commitments was ¥266,886 million ($2,716,957 thousand). As of March 31, 2009, the amount of unused commitments whose remaining contract term was within one year was ¥79,128 million ($805,547 thousand).

Since many of these commitments expire without being drawn down, the unused amount does not necessarily represent a future cash requirement. Most of these contracts have conditions whereby DBJ Inc. and its subsidiaries can refuse customers’ application for loans or decrease the contract limits for proper reason (e.g., changes in financial situation, deterioration in customers’ credit worthiness). At the inception of contracts, DBJ Inc. and its subsidiaries obtains real estate, securities or other assets as collateral if considered necessary. Subsequently, DBJ Inc. and its subsidiaries performs periodic reviews of the customers’ business results based on internal rules, and takes necessary measures to reconsider conditions in contracts and/or require additional collateral and guarantees.

6. Other Assets

Other Assets as of March 31, 2009 are as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
Prepaid Expenses	¥8,283	$84,333
Accrued Income	39,549	402,626
Derivatives	39,052	397,564
Other	1,189	12,107

	¥88,075	$896,630

7. Tangible Fixed Assets

Tangible Fixed Assets as of March 31, 2009 are as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
Buildings	¥14,487	$147,489
Land	147,396	1,500,520
Leased Assets	160	1,635
Construction in Progress	27	277
Other	303	3,089

	¥162,375	$1,653,011

Notes: Accumulated Depreciation of Tangible Fixed Assets as of March 31, 2009 is ¥432 million ($4,401 thousand).

8. Allowance for Loan Losses

Allowance for Loan Losses as of March 31, 2009 is as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
General Allowance for Loan Losses	¥215,245	$2,191,243
Specific Allowance for Loan Losses	61,443	625,511

	¥276,689	$2,816,754

9. Debentures and Corporate Bonds

Debentures and Corporate Bonds as of March 31, 2009 are as follows:

Description of Debentures and Corporate Bonds	Issue date	Interest rate (%)	Maturity date	Millions of Yen		Thousands of U.S. Dollars (Note 1)
				As of March 31, 2009		As of March 31, 2009
Debentures
Japanese Government-guaranteed Bonds 1-23*[1,5]	Aug. 2000- Aug. 2008	0.8-2.2	Aug. 2010- Jun. 2023	¥882,176		$8,980,719
Japanese Government-guaranteed Bonds 1-4	Nov. 2008- Feb. 2009	1.4- 2.1	Nov. 2018- Feb. 2024	119,672		1,218,284
Japanese Government-guaranteed Foreign Bond 67*[2,5]	Sep. 1998	1.81	Sep. 2028	25,079		255,311
Japanese Government-guaranteed Foreign Bonds 1-14*[1,5]	Nov. 1999- Nov. 2007	1.05-6.875	Jun. 2010- Nov. 2027	1,035,868		10,545,340
FILP Agency Domestic Bonds 5,7,9-14,16-52*[3,5,6]	Oct. 2002- Aug. 2008	0.57- 2.74	Sep. 2009- Mar. 2047	1,314,695 [109,994	]	13,383,847 [1,119,764	]
FILP Agency Foreign Bond 1*[3,5]	Jun.2007	1.65	Jun. 2012	49,952		508,529
Euro MTN Bonds 1-2*[3,4,5]	Sep. 2008	2.032-3.142	Sep. 2010- Sep. 2023	4,153		42,278
Corporate Bonds
Corporate Bonds 1-2	Dec. 2008	1.116-1.367	Dec. 2011- Dec. 2013	57,000		580,271
Corporate Bonds Euro MTN 1-12*[4,6]	Dec. 2008- Mar. 2009	0.68-2.3125	Mar. 2010- Mar. 2014	24,423 [7,100	]	248,631 [72,279	]

				¥3,513,020 [117,094	]	$35,763,211 [1,192,044	]

Notes:
1.	These bonds are government-guaranteed bonds issued by the Development Bank of Japan.
2.	This bond is a government-guaranteed bond issued by the Japan Development Bank.
3.	Fiscal Investment and Loan Program (FILP) Agency Bonds issued are not government-guaranteed. These bonds are issued by the Development Bank of Japan.
4.	These bonds are non-guaranteed bonds established by EMTN programme.
5.	Under the DBJ Inc. Law (Law No. 17 and 26), the DBJ Law (Law No.43), obligations created by the bonds issued by DBJ Inc. are secured by a statutory preferential right over the property of DBJ Inc.
6.	Figures indicated in brackets [ ] indicate the amounts to be redeemed within one year.

Scheduled redemptions of Debentures and Corporate Bonds which have been assumed and repaid by DBJ Inc. for subsequent years as of March 31, 2009 are as follows:

The fiscal year ending March 31,

2010	¥117,094	million	$1,192,044	thousand
2011	403,562		4,108,341
2012	522,334		5,317,466
2013	394,837		4,019,519
2014	233,793		2,380,059

10. Borrowed Money

Borrowed Money as of March 31, 2009 is as follows:

			Millions of Yen	Thousands of U.S. Dollars (Note 1)
	Average interest rate (%)	Due date of repayment	As of March 31, 2009	As of March 31, 2009
Borrowings	1.46	Apr. 2009 – Mar. 2029	¥8,067,892	$82,132,678

Scheduled redemptions of Borrowings for subsequent years as of March 31, 2009 are as follows:

The fiscal year ending March 31,

2010	¥1,587,053	million	$16,156,506	thousand
2011	855,142		8,705,508
2012	952,316		9,694,760
2013	945,447		9,624,835
2014	797,137		8,115,009

11. Other Liabilities

Other Liabilities as of March 31, 2009 are as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
Accrued Expenses	¥33,650	$342,573
Unearned Income	1,194	12,162
Accrued Income Taxes	20,109	204,721
Derivatives	112,651	1,146,810
Lease Obligation	287	2,925
Other	1,150	11,707

	¥169,043	$1,720,898

12. Acceptances and Guarantees

Acceptances and Guarantees as of March 31, 2009 are as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
Guarantees	¥157,276	$1,601,101

13. Assets Pledged as Collateral

Loans and Securities pledged as collateral in Real Time Gross Settlement for bank deposits at the Bank of Japan are ¥228,799 million ($2,329,217 thousand) and ¥633,024 million ($6,444,309 thousand), respectively, as of March 31, 2009. Also, ¥2,291 million ($23,324 thousand) of Securities are pledged as collateral for loans of companies which DBJ Inc. invests as of March 31, 2009.

Under the DBJ Inc. Law (Law No. 17 and 26), the DBJ Law (Law No. 43), obligations created by the bonds issued by DBJ Inc. are secured by a statutory preferential right over the property of DBJ Inc. Denomination value of these debentures amounts to ¥3,314,596 million ($33,743,217 thousand).

14. Equity

Since May 1, 2006, Japanese companies including DBJ Inc. have been regulated by the Companies Act. In addition, DBJ Inc. is regulated by DBJ Inc. Law. The significant provisions in the Companies Act and DBJ Inc. Law that affect financial and accounting matters are summarized as follows:

(a) Dividends

Under the Companies Act, companies can distribute dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. For companies that meet certain criteria such as; (1) having the Board of Directors, (2) having independent auditors, (3) having the Board of Corporate Auditors, and (4) the term of service of the directors is prescribed as one year rather than two years of normal term in its articles of incorporation, the Board of Directors may declare dividends (except for dividends in kind) at any time during the fiscal year, prescribed that the Board of Directors can declare dividends in its articles of incorporation. DBJ Inc., however, shall not distribute such dividends based on resolution of the Board of Directors, since its article of incorporation is not prescribed that the Board of Directors can do such an action. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The Article 20 of the DBJ Inc. Law provides that the timing and amounts for dividends shall be authorized by the Finance Minister.

(b) Increases/Decreases and Transfer of Common Stock, Reserve and Surplus

The Companies Act requires that an amount equal to 10% of dividends must be set aside as a legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the dividends until the total aggregate amount of legal reserve and additional paid-in capital equal 25% of Common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, other capital surplus and retained earnings can be reclassified among the accounts under certain conditions upon resolution by the shareholders.

(c) Treasury Stock and Treasury Stock Acquisition Rights

The Companies Act also provides for companies to purchase treasury stock and dispose of the treasury stock based on resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the distributable amount to the shareholders which is determined by specific formula.

Under the Companies Act, stock acquisition rights are presented as a separate component of equity.

The Companies Act also provides that companies can purchase both treasury stock acquisition rights and treasury stock. The treasury stock acquisition rights are presented as a separate component of equity or deduction of stock acquisition rights.

(d) Solicitation and Delivery of Shares or Stock Acquisition Rights

The Article 12 of the DBJ Inc. Law regulates that, if DBJ Inc. intends to solicit those who will subscribe for shares or stock acquisition rights offered, or to deliver shares or stock acquisition rights in connection with a share-for-share exchange, DBJ Inc. shall obtain an authorization from the Finance Minister.

15. Per Share Information

Basic Net Loss Per Common Share (“EPS”) for the six-month period ended March 31, 2009 is as follows:

	Millions of Yen	Thousands of Shares	Yen	U.S. Dollars
	Net Loss	Weighted Average Shares	EPS	EPS
Basic EPS
Net Loss Available to Common Shareholders	¥(128,342)	40,000	¥(3,208.55)	$(32.66)

Notes:	Diluted net income per share for the six-month period ended March 31, 2009 is not disclosed because there are no dilutive securities.

16. Fees and Commissions (Income)

Fees and Commissions (Income) for the six-month period ended March 31, 2009 are as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	For the six-month period ended March 31, 2009	For the six-month period ended March 31, 2009
Commissions	¥4,646	$47,298

17. Other Operating Income

Other Operating Income for the six-month period ended March 31, 2009 is as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	For the six-month period ended March 31, 2009	For the six-month period ended March 31, 2009
Foreign Exchange Gains	¥718	$7,312
Other	0	9

	¥719	$7,321

18. Other Income

Other Income for the six-month period ended March 31, 2009 is as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note1)
	For the six-month period ended March 31, 2009	For the six-month period ended March 31, 2009
Reversal of Allowance for Investment Losses	¥308	$3,139
Gains on Sales of Equities and Other Securities	3,525	35,887
Gains on Money Held in Trust	1,815	18,479
Equity in Net Income of Affiliates	988	10,059
Gains on Sales of Fixed Assets	0	7
Collection of Written-off Claims	3,316	33,762
Other	3,718	37,858

	¥13,672	$139,192

19. Fees and Commissions (Expenses)

Fees and Commissions (Expenses) for the six-month period ended March 31, 2009 are as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	For the six-month period ended March 31, 2009	For the six-month period ended March 31, 2009
Commissions	¥142	$1,448
Other	0	1

	¥142	$1,449

20. Other Operating Expenses

Other Operating Expenses for the six-month period ended March 31, 2009 are as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	For the six-month period ended March 31, 2009	For the six-month period ended March 31, 2009
Debentures Issuance Costs	¥368	$3,751
Corporate Bonds Issuance Costs	147	1,505
Losses on Derivative Instruments	10,065	102,472
Other	508	5,173

	¥11,090	$112,902

21. Other Expenses

Other Expenses for the six-month period ended March 31, 2009 are as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	For the six-month period ended March 31, 2009	For the six-month period ended March 31, 2009
Provision for Allowance for Loan Losses	¥125,431	$1,276,913
Write-off of Loans	2,583	26,305
Losses on Sales of Equities and Other Securities	320	3,266
Write-off of Equities	14,558	148,213
Losses on Money Held in Trust	3,203	32,611
Losses on Sales of Fixed Assets	9	92
Impairment Loss	43	443
Other	13,647	138,935

	¥159,798	$1,626,777

22. Consolidated Statement of Changes in Equity

The financial period of this financial statement is from October 1, 2008 through March 31, 2009. DBJ Inc. was established on October 1, 2008, as a joint stock corporation under the DBJ Inc. Law (Law No. 85 of 2007, as amended). The predecessor contributed all assets and liabilities to DBJ Inc. except for those assets to be assumed by the Japanese Government pursuant to Article 15, Paragraph 2 of the Supplementary Provisions, in exchange for shares of DBJ Inc.’s common stock, and thereafter, upon transferring such shares to the Japanese Government, the predecessor was dissolved on October 1, 2008. Valuation of Assets and Liabilities evaluated by evaluation officers (hyoka iin) pursuant to Article 16 of the Supplementary Provisions on the DBJ Inc. Law is as follows:

	Millions of Yen	Thousands of U.S. Dollars
	As of October 1, 2008	As of October 1, 2008
Assets	¥12,414,193	$116,565,194

	Millions of Yen	Thousands of U.S. Dollars
	As of October 1, 2008	As of October 1, 2008
Liabilities	¥10,256,477	$96,304,957
Equity	2,157,715	20,260,237

	¥12,414,193	$116,565,194

Notes:	Valuation of Assets, Liabilities and Equity succeeded from the predecessor on October 1, 2008 is converted at the rate of ¥106.50=$1.00 as of October 1, 2008.

23. Employees’ Retirement Benefits

Employees whose service with DBJ Inc. is terminated are, under most circumstances, entitled to retirement and pension benefits determined by reference to basic rates of pay at the time of termination, length of service and conditions under which the termination occurs. If the termination is involuntary, caused by retirement at the mandatory retirement age or caused by death, the employee is entitled to greater payment than in the case of voluntary termination.

Reserve for Employee Retirement Benefits as of March 31, 2009 consisted of the following:

(a) The Funded Status of the Pension Plans

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
Projected Benefit Obligation	¥(45,541)	$(463,619)
Fair Value of Plan Assets	11,448	116,548

Unfunded Pension Obligation	(34,092)	(347,071)

Unrecognized Net Actuarial Losses	1,991	20,276
Unrecognized Prior Service Cost	50	514

Reserve for Employees’ Retirement Benefits	¥(32,050)	$(326,282)

Notes:

1.	The above Projected Benefit Obligations include a portion in which the pension fund manages on behalf of the Japanese Government welfare program.
2.	Reserve for Employees’ Retirement Benefits includes the benefits for executive directors and corporate auditors in the six-month period ended March 31, 2009.
3.	Certain subsidiaries apply the simplified method for the calculation of liability for employees’ retirement benefits.

(b) Components of Pension Cost

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	For the six-month period ended March 31, 2009	For the six-month period ended March 31, 2009
Service Cost	¥698	$7,111
Interest Cost	450	4,581
Expected Return on Plan Assets	(32)	(333)
Amortization of Prior Service Cost	0	4

Net Pension Cost	¥1,116	$11,364

Notes: All retirement benefit costs are classified as service cost for the subsidiaries applying the simplified method.

(c) Principal Assumptions Used

As of March 31, 2009
Discount Rate	2.0%
Expected Rate of Return on Plan Assets	0.5%
Amortization Period of Prior Service Cost	10 Years
Amortization Period of Actuarial Gains/Losses	10 Years

24. Lease Transactions

DBJ Inc. and its domestic consolidated subsidiaries lease certain equipment and others.

Lease payments under finance leases for the six-month period ended March 31, 2009 amounted to ¥146 million ($1,493 thousand).

For the six-month period ended March 31, 2009, DBJ Inc. recorded an impairment loss of ¥5 million ($55 thousand) on certain leased property held under finance leases that do not transfer ownership and an allowance for impairment loss on leased property, which is included in Other Liabilities.

Pro forma information of leased property such as acquisition cost, accumulated depreciation, obligations under finance leases, depreciation expense and interest expense for finance leases that do not transfer ownership of the leased property to the lessee on an “as if capitalized” basis for the six-month period ended March 31, 2009 is as follows:

	Millions of Yen
	As of March 31, 2009
	Tangible Fixed Assets	Intangible Fixed Assets	Total
Acquisition Cost	¥514	¥254	¥768
Accumulated Depreciation	(94)	(37)	(131)
Accumulated Impairment Losses	(5)	—	(5)

Net leased property	¥414	¥216	¥631

	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009
	Tangible Fixed Assets	Intangible Fixed Assets	Total
Acquisition Cost	$5,237	$2,586	$7,823
Accumulated Depreciation	(959)	(381)	(1,341)
Accumulated Impairment Losses	(54)	—	(54)

Net leased property	$4,224	$2,205	$6,429

Pro forma amounts of obligations under finance leases as of March 31, 2009 are as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
Due within One Year	¥238	$2,425
Due after One Year	406	4,142

	¥645	$6,567

Pro forma amounts of depreciation expense, interest expense and impairment loss under finance leases for the six-month period ended March 31, 2009 are as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
Depreciation Expense	¥141	$1,437
Interest Expense	6	67

	147	1,504

Impairment Loss	5	55

Notes:

1.	Depreciation expense is calculated using the straight-line method, assuming that useful life is equal to the lease term and that the residual value at the end of the lease term is zero.
2.	The difference between total lease payments and the assumed acquisition cost of leased assets is charged to assumed interest expense and is allocated to each fiscal year using the interest method.

The minimum rental commitments under non-cancelable operating leases as of March 31, 2009 are as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
Due within One Year	¥173	$1,767
Due after One Year	109	1,115

	¥283	$2,882

25. Income Taxes

DBJ Inc. and its domestic consolidated subsidiaries are subject to Japanese national and local income taxes which, in the aggregate, resulted in a normal effective statutory tax rate of approximately 40.69% for the six-month period ended March 31, 2009.

A reconciliation of the actual effective tax rate with the normal effective statutory tax rate for the six-month period ended March 31, 2009 is as follows:

For the six-month period ended March 31, 2009
Normal Effective Statutory Tax Rate	40.69%
Increase (Decrease) in Taxes Resulting From:
Change in Valuation Allowance	(50.66)
Amortization of Goodwill	(0.78)
Minority Interests in Net Income of Subsidiaries	0.34
Other	(1.04)

Actual Effective Tax Rate	(11.45)%

The tax effects of significant temporary differences and losses carryforwards which resulted in deferred tax assets and liabilities as of March 31, 2009 are as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
Deferred Tax Assets:
Allowance for Loan Losses	¥128,030	$1,303,371
Losses from Revaluation of Securities	21,317	217,020
Reserve for Retirement Benefits	13,041	132,763
Allowance for Investment Losses	3,715	37,820
Tax Loss Carryforwards	3,227	32,853
Unrealized Loss on Available-for-sale Securities	1,690	17,205
Other	5,500	55,996

Sub Total	176,521	1,797,027
Less- Valuation Allowance	(136,373)	(1,388,305)

Total	¥40,148	$408,722

Deferred Tax Liabilities:
Deferred Gains or Losses on Hedges	¥(12,246)	$(124,668)
Other	(30)	(311)

Total	(12,276)	(124,979)

Net Deferred Tax Assets	¥27,872	$283,743

26. Segment Information

(a) Segment Information by Type of Business

DBJ Inc. and its consolidated subsidiaries are engaged in business such as private equity investment and fund management and other activities as well as banking business. Such segment information, however, is not presented, as the percentages of those activities are insignificant.

(b) Segment Information by Geographic Area

Segment information classified by geographic area is not presented, as there are no consolidated subsidiaries or offices located in countries or areas other than Japan.

(c) Ordinary Income from Overseas Entities

Ordinary income from overseas entities is omitted because the amount is below ten percent of the consolidated ordinary income.

27. Derivative Transactions

1. Details Related to Transactions

(a) Details of Transactions

DBJ Inc. utilizes derivative financial instruments, which comprise interest rate swaps, currency swaps, forward foreign exchange contracts and credit default options.

(b) Policy for Derivative Transactions

DBJ Inc. utilizes interest rate swaps, currency swaps and forward foreign exchange contracts to reduce its exposure to market risks from fluctuations in interest rates and foreign currency exchange rates, and to respond to the customers’ financial needs. DBJ Inc. does not hold or issue derivative financial instruments for trading purposes.

DBJ Inc. also utilizes credit default options as part of its “acceptances and guarantees on customers’ debt” business within the limit of a certain definite amount of risk.

(c) Risks Involved in Derivative Transactions

Derivatives involve the following risks:

(i) Market Risk

Potential losses from changes in the market value of financial products due to fluctuations in interest rates or exchange rates.

(ii) Credit Risk

Potential losses from the failure of a counterparty to perform its obligations in accordance with the terms and conditions of the contract governing the transaction due to the counterparty’s bankruptcy or deteriorating business conditions.

With regards to derivative transactions for hedging purpose, the market risk on derivatives is offset against the hedged transactions. As for credit risk, DBJ Inc. limits the counterparty to financial institutions highly rated by the credit rating agencies, and constantly monitors the cost of restructuring its transactions and creditworthiness of each counterparty. In addition, DBJ Inc. transacts with multiple counterparties to reduce credit risk. With regards to credit derivative transactions, DBJ Inc. holds credit risk of target debt itself in the transaction.

(d) Risk Management Policies for Derivatives

The Treasury Department enters into and the ALM and Risk Management Department monitors derivative transactions in accordance with the internal management policy, which defines the authorization procedures, including pre-approval by authorized personnel, and limits on derivative transactions. Also, total contract amount, total amount of risk, market value, and total amount of counterparties’ credit risk in the derivative transactions are reported to the directors in charge periodically.

(e) Supplementary explanation on Market Value of Derivatives

It should be noted that ‘Contract Value’ represents nominal contract value or notional principal amount used in determining the value of receipts or payments of interest, but this does not necessarily reflect the risks of derivative transactions themselves.

2. Information on Market Value of Derivatives

The market values of derivatives as of March 31, 2009 are as follows:

(a) Interest Rate-related Transactions

	Millions of Yen
	As of March 31, 2009
	Contract Value		Market	Unrealized
	Total	Over one year	Value	Gains (Losses)
Over-the-Counter Swaps
Receive Fixed/ Pay Float	¥191,015	¥191,015	¥6,584	¥6,584
Receive Float/ Pay Fixed	189,090	189,090	(2,169)	(2,169)

	—	—	¥4,415	¥4,415

	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009
	Contract Value		Market	Unrealized
	Total	Over one year	Value	Gains (Losses)
Over-the-Counter Swaps
Receive Fixed/ Pay Float	$1,944,569	$1,944,569	$67,035	$67,035
Receive Float/ Pay Fixed	1,924,972	1,924,972	(22,081)	(22, 081)

	—	—	$44,954	$44,954

Notes:

1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the Consolidated Statement of Operations. Derivative transactions qualifying for hedge accounting are excluded from the tables above.
2.	Market values for the over-the-counter transactions are based primarily on discounted present values.

(b) Currency-related Transactions

	Millions of Yen
	As of March 31, 2009
	Contract Value		Market Value	Unrealized Gains (Losses)
	Total	Over one year
Over-the-Counter Swaps	¥112,742	¥97,497	¥(3,877)	¥(3,877)
Forwards
Sold	43,118	—	(503)	(503)
Bought	6,555	—	86	86

	—	—	¥(4,295)	¥(4,295)

	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009
	Contract Value		Market Value	Unrealized Gains (Losses)
	Total	Over one year
Over-the-Counter Swaps	$1,147,740	$992,543	$(39,475)	$(39,475)
Forwards
Sold	438,959	—	(5,129)	(5,129)
Bought	66,737	—	876	876

	—	—	$(43,728)	$(43,728)

Notes:

1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the Consolidated Statement of Operations. Derivative transactions qualifying for hedge accounting are excluded from the tables above.
2.	Market values for the over-the-counter transactions are based primarily on discounted present values.

(c) Credit Derivatives Transactions

	Millions of Yen
	As of March 31, 2009
	Contract Value		Market Value	Unrealized Gains (Losses)
	Total	Over one year
Over-the-Counter Credit Default Options
Sold	¥861,210	¥446,610	¥(17,874)	¥(17,874)
Bought	451,100	56,000	680	680

	—	—	¥(17,193)	¥(17,193)

	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009
	Contract Value		Market Value	Unrealized Gains (Losses)
	Total	Over one year
Over-the-Counter Credit Default Options
Sold	$8,767,283	$4,546,577	$(181,964)	$(181,964)
Bought	4,592,283	570,091	6,933	6,933

	—	—	$(175,032)	$(175,032)

Notes:
1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the Consolidated Statement of Operations.
2.	Market values are based on the counterparties’ tendered price.
3.	‘Sold’ means the underwriting of credit risk and ‘Bought’ means the transferring of credit risk.

28. Market Value of Securities and Money Held in Trust

Market value of Securities, Money held in Trust and Negotiable Certificate of Deposit classified as “Cash and Due from banks” as of March 31, 2009 are summarized below.

1. Securities

(a) Held-to-maturity Debt Securities with market values

	Millions of Yen
	As of March 31, 2009
	Book Value	Market Value	Unrealized Gains (Losses)
			Net	Gains	(Losses)
Japanese Government Bonds	¥—	¥—	¥—	¥—	¥—
Japanese Local Government Bonds	—	—	—	—	—
Short-term Corporate Bonds	—	—	—	—	—
Corporate Bonds	54,059	51,095	(2,963)	197	(3,161)
Other	98,230	97,857	(372)	—	(372)

	¥152,289	¥148,953	¥(3,336)	¥197	¥(3,533)

	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009
	Book Value	Market Value	Unrealized Gains (Losses)
			Net	Gains	(Losses)
Japanese Government Bonds	$—	$—	$—	$—	$—
Japanese Local Government Bonds	—	—	—	—	—
Short-term Corporate Bonds	—	—	—	—	—
Corporate Bonds	550,337	520,165	(30,172)	2,010	(32,182)
Other	1,000,000	996,210	(3,790)	—	(3,790)

	$1,550,337	$1,516,375	$(33,962)	$2,010	$(35,972)

Notes:	Market value is based on the closing price at the period end.

(b) Available-for-sale Securities with market values

	Millions of Yen
	As of March 31, 2009
	Acquisition Cost	Market / Book Value	Unrealized Gains (Losses)
			Net	Gains	(Losses)
Equities	¥28,159	¥24,628	¥(3,530)	¥139	¥(3,669)
Bonds	713,681	714,410	728	774	(46)
Japanese Government Bonds	250,670	251,413	743	772	(29)
Japanese Local Government Bonds	—	—	—	—	—
Short-term Corporate Bonds	461,514	461,514	—	—	—
Corporate Bonds	1,496	1,482	(14)	2	(16)
Other	5,407	4,492	(914)	—	(914)

	¥747,247	¥743,531	¥(3,716)	¥914	¥(4,630)

	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009
	Acquisition Cost	Market / Book Value	Unrealized Gains (Losses)
			Net	Gains	(Losses)
Equities	$286,665	$250,722	$(35,943)	$1,416	$(37,360)
Bonds	7,265,413	7,272,832	7,419	7,889	(470)
Japanese Government Bonds	2,551,871	2,559,437	7,566	7,866	(300)
Japanese Local Government Bonds	—	—	—	—	—
Short-term Corporate Bonds	4,698,302	4,698,302	—	—	—
Corporate Bonds	15,240	15,093	(147)	23	(170)
Other	55,046	45,738	(9,309)	—	(9,309)

	$7,607,124	$7,569,291	$(37,833)	$9,306	$(47,139)

Notes:	Book value above represents the market values determined based on the closing price at the six-month period.

(c) Available-for-sale Securities sold

	Millions of Yen
	As of March 31, 2009
	Proceeds from Sales	Total amount of Gains on Sales	Total amount of Losses of Sales
Available-for-sale Securities	¥6,170	¥3,415	¥327

	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009
	Proceeds from Sales	Total amount of Gains on Sales	Total amount of Losses of Sales
Available-for-sale Securities	$62,813	$34,772	$3,339

(d) Held-to-maturity Debt Securities and Available-for-sale Securities whose market values are not readily determinable

	Millions of Yen	Thousands of U.S. dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
Held-to-maturity Debt Securities
Unlisted Corporate Bonds	¥54,424	$554,053
Available-for-sale Securities
Unlisted Equities	127,478	1,297,758
Unlisted Corporate Bonds	4,464	45,449
Unlisted Foreign Securities	46,721	475,629
Negotiable Certificate of Deposit	10,158	103,410
Other	64,468	656,298

	¥307,715	$3,132,597

(e) Redemption Schedule of Available-for-sale Securities with maturities and Held-to-maturity Debt Securities

	Millions of Yen
	As of March 31, 2009
	Maturity
	Within 1 year	1 to 5 years	5 to 10 years	More than 10 years
Bonds
Japanese Government Bonds	¥174,956	¥76,457	¥—	¥—
Short-term Corporate Bonds	461,514	—	—	—
Corporate Bonds	14,079	75,386	21,965	1,000
Other	10,000	7	98,245	—

	¥660,550	¥151,850	¥120,211	¥1,000

	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009
	Maturity
	Within 1 year	1 to 5 years	5 to 10 years	More than 10 years
Bonds
Japanese Government Bonds	$1,781,090	$778,347	$—	$—
Short-term Corporate Bonds	4,698,302	—	—	—
Corporate Bonds	143,331	767,447	223,613	10,180
Other	101,802	76	1,000,159	—

	$6,724,526	$1,545,870	$1,223,772	$10,180

2. Money Held in Trust

(a) Money Held in Trust for the Purpose of Investment

	Millions of Yen
	As of March 31, 2009
	Book Value	Net Unrealized Loss on the Consolidated Statement of Operations
Money Held in Trust for the Purpose of Investment	¥12	¥(1)

	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009
	Book Value	Net Unrealized Loss on the Consolidated Statement of Operations
Money Held in Trust for the Purpose of Investment	$129	$(20)

(b) Other (other than for the purpose of investment and held to maturity)

	Millions of Yen
	As of March 31, 2009
	Acquisition Cost	Market / Book Value	Unrealized Gains (Losses)
			Net	Gains	(Losses)
Other Money Held in Trust	¥28,074	¥24,860	¥(3,213)	¥5	¥(3,219)

	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009
	Acquisition Cost	Market / Book Value	Unrealized Gains (Losses)
			Net	Gains	(Losses)
Other Money Held in Trust	$285,803	$253,089	$(32,715)	$55	$(32,770)

3. Unrealized Loss on Available-for-sale Securities

The breakdown of Unrealized Loss on Available-for-sale Securities is as follows:

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
	As of March 31, 2009	As of March 31, 2009
Unrealized Loss on
Available-for-sale Securities	¥(3,254)	$(33,129)
Other Money Held in Trust	5	55
Add: Deferred Tax Assets	1,631	16,606

	(1,617)	(16,468)

Amount corresponding to Minority Interests	(46)	(471)
DBJ Inc.’s interest in net unrealized gains on available-for-sale securities held by affiliates accounted for by the equity method	(3)	(40)

Unrealized Loss on Available-for-sale Securities, Net of Taxes	¥(1,667)	$(16,980)

Notes:	Unrealized loss includes foreign currency translation adjustments on non-marketable securities denominated in foreign currency.

29. Related Party Transactions

Related Party Transactions for the six-month period ended March 31, 2009 are as follows:

Related Party	Category	Description	Account Item	Amounts of the Transactions		Balance at March 31, 2009
				Millions of Yen	Thousands of U.S. Dollars (Note 1)	Millions of Yen	Thousands of U.S. Dollars (Note 1)
Finance Minister	Shareholder	Borrowings	Borrowed Money *1	¥247,700	$2,521,633	¥6,037,140	$61,459,235
		Repayments		601,214	6,120,475

		Payment for Interest	Accrued Amount Payable	54,550	555,333	22,429	228,332

		Guarantees *2	—	2,072,206	21,095,455	—	—

Notes:
1.	The interest rate of Borrowed Money is from 0.00% to 4.75%, and the last redemption period is March 20, 2029.
2.	The Guarantees are for Debentures issued by DBJ Inc.

SUPPLEMENTAL INFORMATION OF DEVELOPMENT BANK OF JAPAN INC.

Outstanding Bonds

		(Yen amounts in millions)
Non-guaranteed foreign bonds as of March 31, 2009(1):

Floating rate note obligations
Dollar obligations
Non-guaranteed Bonds due 2014 ($10,000,000) issued in 2009		¥982
Non-guaranteed Bonds due 2014 ($30,000,000) issued in 2009		2,946
Non-guaranteed Bonds due 2014 ($10,000,000) issued in 2009		982
Non-guaranteed Bonds due 2012 ($20,000,000) issued in 2009		1,964
Non-guaranteed Bonds due 2012 ($30,000,000) issued in 2009		2,946

Subtotal		¥9,823
Japanese yen obligations
Non-guaranteed Bonds due 2010 (¥500,000,000) issued in 2009		¥500
Non-guaranteed Bonds due 2010 (¥5,000,000,000) issued in 2009		5,000
Non-guaranteed Bonds due 2014 (¥5,000,000,000) issued in 2009		5,000

Subtotal		¥10,500

Total		¥20,323

Fixed rate note obligations
Japanese yen obligations
0.80%	Non-guaranteed Bonds due 2010 (¥1,000,000,000) issued in 2009	¥1,000
0.70%	Non-guaranteed Bonds due 2010 (¥1,000,000,000) issued in 2009	1,000
0.68%	Non-guaranteed Bonds due 2010 (¥1,100,000,000) issued in 2009	1,100
0.81%	Non-guaranteed Bonds due 2012 (¥1,000,000,000) issued in 2009	1,000

Total		¥4,100

Total foreign bonds		¥24,423

Guaranteed domestic bonds as of March 31, 2009:

Fixed rate Japanese yen obligations
1.60%	Guaranteed Bonds due 2018 (¥30,000,000,000) issued in 2008	¥30,000
1.40%	Guaranteed Bonds due 2018 (¥30,000,000,000) issued in 2008	30,000
2.10%	Guaranteed Bonds due 2023 (¥30,000,000,000) issued in 2008	30,000
1.80%	Guaranteed Bonds due 2024 (¥30,000,000,000) issued in 2009	30,000

Subtotal		¥120,000

Non-guaranteed domestic bonds as of March 31, 2009:

Fixed rate Japanese yen obligations
1.116%	Non-guaranteed Bonds due 2011 (¥33,000,000,000) issued 2008	¥33,000
1.367%	Non-guaranteed Bonds due 2013 (¥24,000,000,000) issued 2008	24,000

Subtotal		¥57,000

Total domestic bonds		¥177,000

Total bonds		¥201,423

(1)	The actual foreign currency amounts of obligations are set forth in parentheses (in thousands of units of foreign currency) for foreign borrowings. Translations of actual foreign currency amounts into yen amounts have been made in accordance with the method stated in Note 1 of “Notes to Consolidated Financial Statements”.

Outstanding Bonds of the Predecessor

		(Yen amounts in millions)
Guaranteed foreign bonds and notes as of March 31, 2009(1):

Fixed rate Dollar obligations
6 7/8%	Guaranteed Bonds due 2011 ($750,000,000) issued in 1999	¥73,672
4.25%	Guaranteed Bonds due 2015 ($700,000,000) issued in 2005	68,761
5 1/8%	Guaranteed Bonds due 2017 ($900,000,000) issued in 2007	88,407

Subtotal		¥230,840

Fixed rate Japanese yen obligations
1.81%	Guaranteed Bonds due 2028 (¥ 25,000,000,000) issued in 1998(2)	¥25,000
1.75%	Guaranteed Bonds due 2010 (¥100,000,000,000) issued in 2000	100,000
1.40%	Guaranteed Bonds due 2012 (¥75,000,000,000) issued in 2002	75,000
1.70%	Guaranteed Bonds due 2022 (¥75,000,000,000) issued in 2002	75,000
1.70%	Guaranteed Bonds due 2022 (¥30,000,000,000) issued in 2003	30,000
1.05%	Guaranteed Bonds due 2023 (¥75,000,000,000) issued in 2003	75,000
1.60%	Guaranteed Bonds due 2014 (¥75,000,000,000) issued in 2004	75,000
2.30%	Guaranteed Bonds due 2026 (¥50,000,000,000) issued in 2006	50,000
2.30%	Guaranteed Bonds due 2026 (¥25,000,000,000) issued in 2006	25,000
1.75%	Guaranteed Bonds due 2017 (¥75,000,000,000) issued in 2007	75,000

Subtotal		¥605,000

Fixed rate Euro obligations
5.625%	Guaranteed Bonds due 2011 (EUR750,000,000) issued in 2001	¥97,380
4.75%	Guaranteed Bonds due 2027 (EUR700,000,000) issued in 2007	90,888

Subtotal		¥188,268

Total		¥1,024,108

Non-guaranteed foreign bonds as of March 31, 2009(1):

Fixed rate Dollar obligation
3.142%	Non-guaranteed Bonds due 2010 ($20,000,000) issued in 2008	¥1,964

Subtotal		¥1,964

Fixed rate Japanese yen obligations
1.65%	Non-guaranteed Bonds due 2012 (¥50,000,000,000) issued in 2007	¥50,000
2.032%	Non-guaranteed Bonds due 2023 (¥2,000,000,000) issued in 2008	¥2,000

Subtotal		¥52,000

Total		¥53,964

Total foreign bonds and notes		¥1,078,073

		(Yen amounts in millions)
Guaranteed domestic bonds as of March 31, 2009:

Fixed rate Japanese yen obligations
1.8%	Guaranteed Bonds due 2010 issued in 2000	¥50,000
1.9%	Guaranteed Bonds due 2010 issued in 2000	50,000
1.8%	Guaranteed Bonds due 2010 issued in 2000	50,000
1.6%	Guaranteed Bonds due 2011 issued in 2001	50,000
1.4%	Guaranteed Bonds due 2011 issued in 2001	50,000
0.8%	Guaranteed Bonds due 2013 issued in 2003	50,000
1.3%	Guaranteed Bonds due 2014 issued in 2004	30,000
1.8%	Guaranteed Bonds due 2014 issued in 2004	30,000
1.3%	Guaranteed Bonds due 2015 issued in 2005	20,000
1.4%	Guaranteed Bonds due 2015 issued in 2005	30,000
1.6%	Guaranteed Bonds due 2016 issued in 2006	13,000
2.1%	Guaranteed Bonds due 2021 issued in 2006	30,000
2.0%	Guaranteed Bonds due 2016 issued in 2006	50,000
2.1%	Guaranteed Bonds due 2021 issued in 2006	30,000
2.0%	Guaranteed Bonds due 2021 issued in 2006	30,000
1.8%	Guaranteed Bonds due 2017 issued in 2007	50,000
2.1%	Guaranteed Bonds due 2022 issued in 2007	30,000
1.9%	Guaranteed Bonds due 2017 issued in 2007	50,000
2.1%	Guaranteed Bonds due 2022 issued in 2007	30,000
2.0%	Guaranteed Bonds due 2022 issued in 2007	30,000
1.6%	Guaranteed Bonds due 2018 issued in 2008	50,000
2.2%	Guaranteed Bonds due 2023 issued in 2008	30,000
1.6%	Guaranteed Bonds due 2018 issued in 2008	50,000

Subtotal		¥883,000

Non-guaranteed domestic bonds as of March 31, 2009:

Fixed rate Japanese yen obligations
1.23%	Non-guaranteed Bonds due 2012 issued 2002	¥50,000
0.78%	Non-guaranteed Bonds due 2013 issued 2003	60,000
1.58%	Non-guaranteed Bonds due 2013 issued 2003	50,000
1.17%	Non-guaranteed Bonds due 2010 issued 2003	20,000
1.83%	Non-guaranteed Bonds due 2018 issued 2003	10,000
1.59%	Non-guaranteed Bonds due 2014 issued 2004	50,000
0.99%	Non-guaranteed Bonds due 2009 issued 2004	50,000
1.52%	Non-guaranteed Bonds due 2014 issued 2004	50,000
1.05%	Non-guaranteed Bonds due 2011 issued 2004	20,000
0.62%	Non-guaranteed Bonds due 2010 issued 2005	40,000
1.40%	Non-guaranteed Bonds due 2015 issued 2005	50,000
1.70%	Non-guaranteed Bonds due 2020 issued 2005	10,000
0.57%	Non-guaranteed Bonds due 2010 issued 2005	50,000
0.92%	Non-guaranteed Bonds due 2011 issued 2005	30,000
0.77%	Non-guaranteed Bonds due 2009 issued 2005	20,000
1.65%	Non-guaranteed Bonds due 2015 issued 2005	40,000
1.41%	Non-guaranteed Bonds due 2011 issued 2006	35,000
1.40%	Non-guaranteed Bonds due 2011 issued 2006	80,000
1.98%	Non-guaranteed Bonds due 2016 issued 2006	20,000
1.30%	Non-guaranteed Bonds due 2011 issued 2007	50,000
1.86%	Non-guaranteed Bonds due 2016 issued 2007	20,000
1.93%	Non-guaranteed Bonds due 2019 issued 2007	10,000
2.63%	Non-guaranteed Bonds due 2036 issued 2007	20,000
1.33%	Non-guaranteed Bonds due 2012 issued 2007	40,000
1.80%	Non-guaranteed Bonds due 2017 issued 2007	25,000
2.67%	Non-guaranteed Bonds due 2037 issued 2007	15,000
2.74%	Non-guaranteed Bonds due 2047 issued 2007	20,000
2.23%	Non-guaranteed Bonds due 2027 issued 2007	10,000
1.55%	Non-guaranteed Bonds due 2014 issued 2007	10,000
1.27%	Non-guaranteed Bonds due 2012 issued 2007	20,000
1.75%	Non-guaranteed Bonds due 2017 issued 2007	20,000
1.22%	Non-guaranteed Bonds due 2012 issued 2007	20,000
1.73%	Non-guaranteed Bonds due 2017 issued 2007	20,000
2.25%	Non-guaranteed Bonds due 2027 issued 2007	10,000
1.10%	Non-guaranteed Bonds due 2013 issued 2008	20,000
1.63%	Non-guaranteed Bonds due 2017 issued 2008	10,000
1.11%	Non-guaranteed Bonds due 2013 issued 2008	50,000
1.69%	Non-guaranteed Bonds due 2018 issued 2008	30,000
1.57%	Non-guaranteed Bonds due 2014 issued 2008	20,000
1.21%	Non-guaranteed Bonds due 2011 issued 2008	20,000
2.13%	Non-guaranteed Bonds due 2020 issued 2008	10,000
1.41%	Non-guaranteed Bonds due 2013 issued 2008	50,000
1.84%	Non-guaranteed Bonds due 2018 issued 2008	30,000
0.89%	Non-guaranteed Bonds due 2010 issued 2008	30,000

Subtotal		¥1,315,000

Total domestic bonds		¥2,198,000

Total bonds		¥3,276,073

(1)	The actual foreign currency amounts of obligations are set forth in parentheses (in thousands of units of foreign currency) for foreign borrowings. Translations of U.S. dollar amounts into yen amounts have been made in accordance with the method stated in Note 1 of “Notes to Consolidated Financial Statements”. Translations of Euro amounts into yen amounts have been made at the rate of ¥129.84 = EUR1.00, the effective exchange rate prevailing as of March 31, 2009.
(2)	These bonds have put options which can be exercised by investors in 2008, 2013, 2018 and 2023.